UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission only
(as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

PLANTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box)
☑		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:
☐		Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

PROXY STATMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 10, 2012
To our Stockholders:

Our 2012 Annual Meeting of Stockholders will be held on Friday, August 10, 2012 at 10:00 a.m., PDT, at the Plantronics, Inc. headquarters at 345 Encinal Street, Santa Cruz, California 95060. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We ask that you please read it carefully.

The purpose of the Annual Meeting is to:

1.	Elect seven (7) Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

2.	Approve amendments to the 2003 Stock Plan including, among other things, an increase of 1,000,000 shares of common stock issuable thereunder, and the elimination of the expiration date of the plan.

3.
Approve amendments to the 2002 Employee Stock Purchase Plan including, among other things, an increase of 300,000 shares of common stock issuable thereunder, and the elimination of the expiration date of the plan.

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics, Inc. for fiscal year 2013.

5.	Advisory vote to approve the compensation of Plantronics' named executive officers.

6.	Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only Plantronics stockholders of record at the close of business on June 12, 2012 are entitled to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Rich Pickard
Rich Pickard
Secretary
Santa Cruz, California
June 22, 2012

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT
FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors ("Board") is soliciting proxies for the 2012 Annual Meeting of Stockholders (the "Annual Meeting"). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Your vote is very important.

We have elected to provide access to our proxy materials over the Internet. Accordingly, on or about June 27, 2012, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") to our stockholders of record as of the close of business on June 12, 2012. On the date of mailing of the Notice of Internet Availability, all of the proxy materials will be made available free of charge on the website referred to in the Notice of Internet Availability. The Notice of Internet Availability will provide instructions on how you may view the proxy materials for the Annual Meeting on the Internet and how you may request a paper copy of such materials.

Our Annual Meeting will be held at 10:00 a.m. PDT on Friday, August 10, 2012 at our headquarters at 345 Encinal Street, Santa Cruz, California. Please follow the instructions provided in the Notice of Internet Availability, or on the proxy card, if you plan to attend the Annual Meeting in person.

We will pay the costs of soliciting proxies from stockholders. We have engaged The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide proxy related advice and informational support. Fees for these services, plus customary disbursements, are not expected to exceed $15,000 in total. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Plantronics, without additional compensation, personally or by telephone.

Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. Our telephone number at that location is (831) 426-5858 or (800) 544-4660 and our website is www.plantronics.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Who Can Vote?

The Board set June 12, 2012 as the record date for the Annual Meeting. All stockholders of record who owned Plantronics common stock at the close of business on June 12, 2012 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. Stockholders may not cumulate their votes for the election of Directors. At the close of business on June 12, 2012, the record date, there were 42,539,462 shares of common stock outstanding.

How Many Votes Are Required to Conduct Business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of a majority of shares of common stock that were issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

How Are Abstentions and Broker Non-Votes Treated?

Shares that are voted "ABSTAIN" and "broker non-votes" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes are considered votes cast for purposes of determining the outcome of a proposal requiring the approval of a majority of the votes cast, so they will not affect the outcome of the vote assuming a quorum is obtained. Broker non-votes are also not included in the tabulation of the voting results on proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal and, therefore, will not affect the outcome of such proposals assuming a quorum is obtained. Further, for purposes of the proposals relating to the amendment of the 2003 Stock Plan and the 2002 Employee Stock Purchase Plan, each of which require approval under the rules of the New York Stock Exchange ("NYSE"), broker non-votes will not be counted as a vote for purposes of either the requirement that the proposals be approved by a majority of the votes cast or the requirement that over 50% in interest of all securities entitled to vote on the proposal have voted. A broker non-vote occurs when a nominee holding shares for a beneficial owner is not permitted to vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How Many Votes Are Required to Pass a Proposal?

For Proposal One, Election of Directors, Directors will be elected by a vote of a majority of the votes cast with respect to that nominee. In this context, a majority of the votes cast means that the number of votes "FOR" a nominee must exceed the number of votes cast "AGAINST" the nominee. For Proposals Two and Three, the Approval of Amendments to the 2003 Stock Plan and the Approval of Amendments to the 2002 Employee Stock Purchase Plan, respectively, approval of each proposal by a majority of votes cast is required, provided that the total vote cast on each of the proposals represents over 50% in interest of all securities entitled to vote on each proposal. For Proposal Four, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required. For Proposal Five, the non-binding advisory vote to approve the compensation of our named executive officers, the approval of a majority of the shares represented in person or by proxy at the Annual Meeting is required, but such proposal is advisory only.

How Does the Board Recommend I Vote on the Proposals?

The Board recommends that you vote:

•	FOR each of the nominees for the Board listed in this Proxy Statement.

•
FOR the approval of amendments to the 2003 Stock Plan, including, among other things, an increase of 1,000,000 shares of common stock issuable thereunder, and the elimination of the expiration date of the plan.

•
FOR the approval of amendments to the 2002 Employee Stock Purchase Plan, including, among other things, an increase of 300,000 shares of common stock issuable thereunder, and the elimination of the expiration date of the plan.

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Plantronics for fiscal year 2013.

•	FOR the approval of the compensation of Plantronics' named executive officers.

What Is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner?

Set forth below are certain distinctions between shares held by a stockholder of record and those owned beneficially or in "street name":

Stockholder of Record If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability of these proxy materials is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Proxyholders or to vote in person at the Annual Meeting.

Beneficial Owner Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and the Notice of Internet Availability of these proxy materials is being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting; however, you may not vote without a signed proxy from your broker or nominee. Your broker or nominee should have enclosed with the Notice of Internet Availability, or otherwise provided to you, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

How Can I Vote?

Stockholder of Record Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	You may vote over the Internet by following the instructions at www.proxyvote.com or on the Notice of Internet Availability.

•	You may vote by telephone.

•
You may request a proxy card from us and provide your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the enclosed prepaid, pre-addressed envelope.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 PM Eastern Time on August 9, 2012. If you are voting by proxy card, it must be mailed in time to be received by August 9, 2012 in order to ensure that it is received prior to the Annual Meeting.

Beneficial Owner If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from such broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other nominee, you may generally vote by one of the following methods:

By Mail - If you requested that printed copies of the proxy materials be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed prepaid, pre-addressed envelope;

By Methods Listed on Voting Instruction Card - Please refer to your voting instruction card or other information provided by your bank, broker or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your bank, broker or other nominee; or

In Person With a Proxy from the Record Holder - A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, broker or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies submitted via mail, telephone or the Internet before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed. If you are a stockholder of record and submit a properly signed proxy by mail, telephone or the Internet, but do not indicate how your shares should be voted on a matter, the shares represented by your returned proxy submitted via mail, telephone or the Internet will be voted as the Board recommends.

How Can I Vote My Shares in Person at the Annual Meeting?

Stockholder of Record Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring proof of identification.

Beneficial Owner Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Submitting the proxy over the Internet, by telephone or by returning a completed proxy card does not affect your right to vote in person at the Annual Meeting.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

What Happens if Additional Proposals are Presented at the Annual Meeting?

Except for the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on additional matters properly presented for a vote at the Annual Meeting, if any. Under our bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I Change My Vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by (i) executing a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering it to Plantronics' Secretary ("Secretary") at our principal executive office (345 Encinal Street, Santa Cruz, California 95060) at or prior to the taking of the vote at the Annual Meeting; (ii) voting again on a later date on the Internet or by telephone (only your latest proxy timely submitted prior to the Annual Meeting will be counted); (iii) advising the Secretary at our principal executive office (at the address stated above) in writing before the Proxyholders vote your shares; or (iv) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting. For shares you hold beneficially, you may accomplish this by timely submitting new voting instructions to your broker, bank or other nominee.

What Happens if I Do Not Cast a Vote?

If you hold your shares in street name and you do not instruct your broker how to vote in the election of Directors (Proposal One), no votes will be cast on your behalf. Your broker will also be unable to vote your shares without your instruction on the proposal to amend the 2003 Stock Plan (Proposal Two), the proposal to amend the 2002 Employee Stock Purchase Plan (Proposal Three), or the advisory vote to approve our named executive officers' compensation (Proposal Five). Your broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Four). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

How Can I Contact Plantronics to Request Materials or Information Referred to in these Questions and Answers?

You may contact us:

•	By mail addressed to:
Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
Attn: Investor Relations

•	By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations

•	By leaving a message on the Investor Relations portal of our website at: www.plantronics.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by using electronic delivery of our stockholder communications materials. If you have questions about electronic delivery, please call our Investor Relations office at the numbers set forth above. To sign up for electronic delivery:

Stockholder of Record If you are a stockholder of record (you hold your Plantronics shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.proxyvote.com to enroll.

Beneficial Owner If you are a beneficial owner (your shares are held by a bank, broker or other nominee), visit www.proxyvote.com to enroll.

What is "Householding"?

We generally send a single Notice of Internet Availability and other stockholder communications to any household at which two or more stockholders reside unless we receive contrary instructions. This process is called "householding." If your Notice of Internet Availability is being householded and you wish to receive separate copies of the Notice of Internet Availability, or, if you are receiving multiple copies and would like to receive a single copy, you may contact our Investor Relations office by mail, telephone or the Internet, as described above. If you would like to opt out of this practice for future mailings, please contact our Investor Relations office at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations, or by phone at 831-458-7533.

What is the Deadline for Receipt of Stockholder Proposals for the 2013 Annual Meeting of Stockholders?

You may present proposals for action at a future stockholder meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission ("SEC") and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy for our 2013 Annual Meeting of Stockholders ("2013 Annual Meeting") under rules set forth in the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), the proposal must be received by us no later than February 27, 2013.

Stockholders wishing to present business at an annual meeting can do so by filing with the Secretary a "Business Solicitation Statement" which contains, among other things, certain information concerning the business the stockholder intends to bring before the annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a Director for election to the Board can do so by filing with the Secretary a "Nomination Solicitation Statement" which contains, among other things, certain information about the nominee and the stockholder nominating such nominee.

The Business Solicitation Statement or the Nomination Solicitation Statement, as applicable, must be filed with our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by the Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of such meeting is first made by us. The deadlines for the Annual Meeting have passed, but please follow these instructions for purposes of the 2013 Annual Meeting.

Our bylaws contain additional detail about the contents of the Business Solicitation Statement and the Nomination Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of Directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal in the Company section of our website at www.plantronics.com.

What is the Date of Our Fiscal Year End?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and related matters. Some of the information is stated as of the end of fiscal year 2012 and some information is provided as of a more current date. Our fiscal year ends on the Saturday closest to the last calendar day of March. Our fiscal year 2012 ended on March 31, 2012. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different calendar date.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of our core values. Our corporate governance policies and procedures are available on the Corporate Governance portal in the Company section of our website at www.plantronics.com. The Corporate Governance portal includes the Corporate Governance Guidelines, Access to Board of Directors Policy, Director Candidates Nomination Policy, Bylaws, Board Committee Charters, Code of Business Conduct and Ethics and the link to Report Accounting Issues. This information is also available in print to any stockholder by making a written request addressed to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

Code of Conduct

We have a Code of Business Conduct and Ethics (the "Code") which applies to all employees, our executive officers, and Directors. Any waiver of any provision of the Code for a Director or executive officer must be approved in writing by the Board and promptly disclosed to our stockholders by posting such waiver on our website or filing a Form 8-K with the SEC. For further information see the Corporate Governance portal in the Company section of our website at www.plantronics.com.

Ethics Hotline Policy

Our Audit Committee has established an ethics hotline and website available to all employees, stockholders, and the general public for the anonymous submission of suspected violations including but not limited to accounting, internal controls, auditing matters, conflicts of interest, fraud, harassment, policy violations, environmental violations, substance abuse, theft or workplace violence. For further information see the Code or Report Accounting Issues link on our Corporate Governance portal in the Company section of our website at www.plantronics.com.

Access to Board of Directors Policy

Our Access to Board of Directors Policy outlines methods by which stockholders or any interested party may contact the Board, any member of our Board, including the presiding Director or the non-employee Directors as a group. For further information see the Corporate Governance portal in the Company section of our website at www.plantronics.com.

Board Leadership Structure

We have a policy set forth in our Corporate Governance Guidelines requiring that the roles of Chair of the Board and the Chief Executive Officer ("CEO") are separate. The Chair of the Board is, at all times, selected from our non-employee Directors. The Board has determined that this structure of corporate governance is appropriate and believes it is considered a good governance practice by our stockholders. This structure allows the CEO to focus on the overall strategy and execution of our business and the Board to focus on Plantronics' governance, including management of the Board agenda, making major strategic decisions, assessing the performance of the CEO and management, and overseeing our strategy and execution. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

A key responsibility of the Board is ensuring that an effective process is in place to provide continuity of leadership over time at all levels in the Company. Each year, the Board conducts an annual review on succession planning. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions, and development plans for the candidates that it believes have the highest potential. The entire Board, together with the Nominating and Corporate Governance Committee, nominates and evaluates potential successors to senior leadership positions, including the CEO as necessary. This process promotes continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing our long-term planning for the executive leadership of our business.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management which is designed to support the achievement of long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and management's process for managing those risks but also determining the appropriate level of risk for us. Our management is responsible for day-to-day business risk management, including disaster and crisis management, business and financial risk, strategic risk, legal risk and corporate governance and compliance risk. The Board, as a whole and through its committees, has the ultimate oversight responsibility for the risk management process.

Each of the committees of the Board focuses on particular aspects of risk management. The Audit Committee regularly discusses and evaluates policies with respect to risk assessment and risk management, including our major financial, compliance and operational risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also oversees and manages our independent registered public accounting firm and our annual audit, including reviewing our key financial risk areas with our independent auditors.

In its design of our overall compensation policies, programs and philosophy, the Compensation Committee assists the Board in managing incentives for short and long-term performance. The Compensation Committee is careful not to design incentives to employee compensation programs that would reasonably be expected to encourage employees to take imprudent risks to achieve financial or other business objectives.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for Directors and executive officers, and corporate governance. This Committee reviews our corporate governance structures and recommends compliance and corporate governance principles and practices to the Board.

The Strategy Committee examines our business strategy and provides guidance with respect to balancing risk and potential reward with respect to our strategic choices. The Committee also assesses risk associated with any mergers, acquisitions, and divestitures that we may be contemplating.

Director Independence

The Board has determined that, except for Director Ken Kannappan, each of the current Directors is independent under the rules of the NYSE. In determining Director independence, the Board reviewed not only relationships between a Director and Plantronics, but also relationships between Plantronics and the organizations with which the Director is affiliated. After considering the relevant facts and circumstances, the Board determined that none of these individuals has a material relationship with Plantronics (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us), other than as a Director of Plantronics, and that each of these Directors is free from any relationship with Plantronics that would impair the Director's ability to exercise independent judgment. Mr. Tseu is the Chair of the Board and presides at executive sessions of independent Directors.

The Board has also determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. The Board has further determined that Directors Marv Tseu, Marshall Mohr and Gregg Hammann are audit committee financial experts as defined in Item 407(d)(5) of Regulation S-K as promulgated by the SEC.

Director Education

Our Corporate Governance Guidelines provide that our Directors must participate in continuing education programs on an "as needed" basis. The Board has a practice of receiving regular updates on corporate governance at Board meetings. In addition, each Director has discretion to attend board education programs that the Director deems appropriate.

Directors Attendance at Annual Meetings

We recognize that Directors' attendance at annual meetings can provide investors with an opportunity to communicate with Directors about issues affecting us. Although we have not adopted a formal policy, we encourage all of our Directors to attend the annual meeting each year. In the event a Director cannot attend in person, we encourage Directors to attend telephonically. One Director attended the 2011 Annual Meeting of Stockholders in person and three Directors attended telephonically.

Board Meetings and Committees

The Board held a total of five regular meetings and one special meeting during fiscal year 2012. The Directors met four times in executive session without Director Kannappan present. During the last fiscal year during the period he served, each Director attended at least 75% of the meetings of the Board and at least 75% of the aggregate number of Board and applicable Committee meetings.

The Board has four standing committees, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee, each of which is described below. See the table in Proposal One "Election of Directors" for a listing of the members and chairs of each of these committees as of the end of fiscal year 2012. Each of the four standing committees of the Board has adopted a written charter which is available at the Corporate Governance portal in the Company section of our website at www.plantronics.com. This information is also available in print to any stockholder by making a request to Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060, Attn: Investor Relations.

The Board also has an informal Mergers & Acquisitions Committee ("M&A Committee") which was formed in March 2005 to advise management during the early stages of any merger, acquisition and divestiture activity. Any merger, acquisition or divestiture transaction that involves the transfer of $5 million or greater of consideration will be reviewed by the Board and is subject to their approval, in addition to the input of the M&A Committee, prior to completion.

Audit Committee

The Audit Committee met eight times during fiscal year 2012. This Committee is responsible for overseeing actions taken by our financial reporting staff, internal control processes, and for hiring and supervising the independent registered public accounting firm, among other matters. The Board has determined that each member of the Audit Committee does, and did at all times during fiscal year 2012, meet the requirements of independence as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act and that Directors Mohr, Hammann and Tseu are each audit committee financial experts as defined by the SEC. A report of the Audit Committee is attached to this Proxy Statement as Appendix A. In June 2011, Director Brian Dexheimer joined the Audit Committee. Mr. Dexheimer does, and did at all times during his membership on the Audit Committee in fiscal year 2012, meet the requirements of independence as defined by the NYSE listing standards as well as Rule 10A-3(b) of the Securities Exchange Act.

Compensation Committee

In fiscal year 2012, each of the Compensation Committee members met the requirements for independence as defined by the NYSE listing standards and each member of the Compensation Committee was a non-employee director as defined under Rule 16(b)-3 of the Securities Exchange Act and an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met seven times during fiscal 2012. This Committee has overall responsibility for evaluating and recommending for approval by the Board, as necessary, our various compensation plans, policies and programs and determining and approving salaries, incentives and other forms of compensation for Directors, executive officers, including our CEO and other highly compensated employees, and administers various incentive compensation and benefit plans. The Compensation Committee may form and delegate subcommittees when appropriate. A report of the Compensation Committee is attached to this Proxy Statement as Appendix B. See also, the section entitled "Executive Compensation" for additional information regarding our compensation policies and practices.

The Compensation Committee delegated to the Management Equity Committee the authority to make equity grants to employees, who are not executive officers, within guidelines established by the Compensation Committee. The Management Equity Committee consists of our CEO, our Senior Vice President - Finance and Administration and Chief Financial Officer ("CFO"), our Senior Vice President of Human Resources and our Vice President of Legal.

Nominating and Corporate Governance Committee

In fiscal year 2012, each of the Nominating and Corporate Governance Committee members met the requirements for independence as defined by NYSE listing standards. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2012. Under the direction of the Board, the Nominating and Corporate Governance Committee is responsible for identifying and interviewing potential additions or replacement members of the Board and assists the Board in determining the appropriate governance guidelines for the Board, management and the Company.

Identification of Director Candidates; Stockholder Nominations and Recommendations; and Director Qualifications

Generally, it is the policy of the Nominating and Corporate Governance Committee to review the qualifications of and consider any candidates who have been properly recommended or nominated by a stockholder on the same basis as those candidates who have been identified by management, individual members of the Board and, if the Nominating and Corporate Governance Committee determines, a search firm hired to identify candidates. When evaluating candidates, whether recommended or nominated by stockholders or identified by any other party, the Nominating and Corporate Governance Committee evaluates the current composition and size of the Board, the qualifications of such candidate, the needs of the Board and the respective Committees of the Board; however, the Nominating and Corporate Governance Committee has not established any specific minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more members of the Board to possess.

The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of professional experience, skills, backgrounds, gender, race, national origin and ethnicity such that each Director brings a different viewpoint and skills to the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Directors represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

Stockholders wishing to nominate persons for election to the Board can do so by filing a Nomination Solicitation Statement with our Secretary which, in accordance with our Director Candidates Nomination Policy and our bylaws, contains, among other things, certain information concerning the nominee and the stockholder nominating such nominee as set forth in our bylaws and otherwise complying with the bylaws. The Nomination Solicitation Statement must be filed with our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the one-year anniversary of the preceding year's annual meeting of stockholders. In the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year's annual meeting, then, for notice by the stockholder to be timely, it must be received by our Secretary not later than the 10th day following the day on which we first publicly announce (as described in the bylaws) the date of such meeting. Additional information regarding our policies with respect to Director nominations can be found in our bylaws, our Corporate Governance Guidelines and our Director Candidates Nomination Policy, all of which are posted on the Corporate Governance portal in the Company section of our website at www.plantronics.com.

Director Change in Job or Responsibility Policy

The Nominating and Corporate Governance Committee initially reviews the appropriateness of the continued service of Directors who change a job or responsibility that they held when they were elected or appointed to the Board. In the event that a Director changes his or her job or responsibility during his or her term, such Director shall submit a letter to the Board that (i) describes the circumstances surrounding such change in job or responsibility; and (ii) contains an offer to resign from the Board. The Board shall then evaluate the circumstances surrounding such change in job or responsibility and determine if they will adversely affect the Director's ability to perform his or her duties as a member of the Board. In such case, the Board will accept the Director's offer to resign.

Director Commitments

Each Director must ensure that other existing and anticipated future commitments do not materially interfere with a Director's service on the Board. In any event, no Director shall serve on more than four additional public company boards. This limitation shall not apply to any person who was a Director of Plantronics on or before June 1, 2007. Directors shall advise the Nominating and Corporate Governance Committee of any invitations to join a board of any other public company prior to accepting another directorship. With respect to serving on the Audit Committee, no Director may serve on the boards of directors of more than three public companies unless our Board determines such simultaneous service and related time commitments does not impair his or her ability to serve effectively on the Audit Committee, takes steps to address any related issues and discloses that determination in the proxy statement.

Strategy Committee

In fiscal year 2012, each of the Strategy Committee members met the requirements for independence as defined by NYSE listing standards. The Strategy Committee held three meetings during fiscal year 2012. Under the direction of the Board, the Strategy Committee is responsible for meeting with management periodically to review and evaluate targeted areas of business development and implementation of our corporate strategy, to recommend areas of improvement and to provide feedback to management.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Seven Directors have been nominated for election to the Board at the Annual Meeting. Mr. Hagerty is standing for election for the first time after his appointment to the Board in September 2011 and was recommended for nomination by the Nominating and Corporate Governance Committee. All other nominees listed below are standing for re-election. Unless otherwise instructed, the Proxyholders will vote the proxies held by them for each of the seven nominees named below. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director and all Directors have consented to act as a Director. The term of office for each person elected as a Director will continue until the next annual meeting or until a successor has been elected and qualified.

The names of the nominees and certain information about them as of June 12, 2012 are set forth below:

Name of Nominee	Age	Director Since	Board	Audit	Compensation	Nominating and Corporate Governance (3)	Strategy (3)	Mergers and Acquisitions (3)
Marv Tseu	64	1999	Chair	Member	Member	Chair	Member
Ken Kannappan	52	1999	Member
Brian Dexheimer (1)	49	2008	Member	Member			Member	Member
Robert Hagerty (2)	60	2011	Member			Member	Chair	Chair
Gregg Hammann	49	2005	Member	Member	Chair
John Hart	66	2006	Member		Member	Member	Member
Marshall Mohr	56	2005	Member	Chair				Member

(1)	Mr. Dexheimer became a member of the Audit Committee in June 2011.

(2)	Mr. Hagerty was appointed to the Board and each of the committees indicated above in September 2011.

(3)
Roger Wery served as a member of the Nominating and Corporate Governance Committee and as Chair of the Strategy and Mergers and Acquisitions Committees until his voluntary resignation and retirement from the Board in August 2011.

Vote Required

Each Director will be elected by the vote of the majority of the votes cast with respect to the nominee. In this context, a majority of the votes cast means that the number of shares voted "FOR" a Director must exceed the number of votes cast "AGAINST" that Director.

As a condition to nomination, each Director has submitted a contingent resignation of his directorship in writing to the Chair of the Nominating and Corporate Governance Committee to be used with regard to majority voting in Director elections. The resignation becomes effective only if the Director fails to receive a sufficient number of votes for election or re-election at the Annual Meeting as described in the bylaws and the Board accepts the resignation. If the Director nominee fails to receive the requisite vote contemplated by the bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Business Experience of Directors

Mr. Tseu has been a member of the Board since 1999 and serves as Chair of the Board and the Presiding Director of executive sessions. Mr. Tseu has served as Chief Operating Officer of Exponential Interactive since June 2009. Exponential Interactive, Inc. is a leading global provider of advertising intelligence and digital media solutions to brand advertisers. From May 2006 to November 2007, Mr. Tseu served as Chief Executive Officer and Director of Axesstel, Inc., a designer and developer of fixed wireless voice and broadband data products. From October 2002 to March 2006, Mr. Tseu served as the Chief Executive Officer and a founder of Active Reasoning, Inc., a private company that produces resource management software to help enterprises manage their IT operations that was acquired by Oracle Corporation in 2007. Since November 2001, Mr. Tseu has also been a consulting venture partner with ComVentures, LLP, a venture capital firm focusing on communications companies. From February 2001 to July 2001, Mr. Tseu was Chief Executive Officer of Method Networks, Inc., an Internet technology company helping enterprises automate the management of their Internet networks. From October 1999 to October 2000, Mr. Tseu was President and Chief Executive Officer of SiteSmith, Inc., a provider of outsourced Internet site operations that he co-founded. From August 1998 to July 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. Mr. Tseu has a Bachelor of Arts degree in Economics from Stanford University.

Through his more than 30 years of professional experience founding, developing and leading networking and communication companies, Mr. Tseu has demonstrated leadership capability and extensive knowledge of complex financial, managerial and operational issues facing a broad variety of companies. Moreover, Mr. Tseu has been a member of the Board since 1999 and thus has the benefit of historical experience relating to Plantronics and the headset industry as a whole.

Mr. Kannappan serves as our President and CEO and has been a member of the Board since 1999. He joined Plantronics in February 1995 as Vice President of Sales and was promoted to various positions prior to being named President and Chief Operating Officer in March 1998. In January 1999, Mr. Kannappan was promoted to CEO. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed from 1985 to 1995. Mr. Kannappan currently serves on the Board of Directors of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Master of Business Administration from Stanford University.

Mr. Kannappan's extensive experience as part of our management team and his extensive knowledge of the headset industry as a whole make him uniquely qualified to serve as a member of the Board.

Mr. Dexheimer has been a member of the Board since 2008. Mr. Dexheimer spent 25 years at Seagate Technology in various sales, marketing and general management positions until his retirement in July 2009. In his last role at Seagate Technology, he served as President - Consumer Solutions, where he was responsible for the development, manufacturing and go-to-market of Seagate's branded DAS, NAS and back-up oriented consumer products and services. Mr. Dexheimer has also held executive level roles in Seagate's core business including: Chief Sales & Marketing Officer; Executive Vice President - Sales, Marketing and Customer Service; and Executive Vice President - Storage Businesses. Mr. Dexheimer began his career with Control Data Corporation and then joined Seagate Technology via acquisition in 1989. Mr. Dexheimer has a Bachelor of Business Administration degree in Marketing from the University of Portland and a Master of Business Administration from Pepperdine University.

Mr. Dexheimer has extensive experience in sales, marketing and general management relating to consumer products and services from his roles at Seagate Technology. In addition, he has substantial experience in supply chain management. His deep knowledge of these areas brings valuable insight to our Board.

Mr. Hagerty has been a member of the Board since September 2011. He has served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, since September 2011. From 1998 to May, 2010, Mr. Hagerty served as CEO, President and Chairman of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd., a developer of software and hardware products for fax, document management and Internet communications. He also held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech's retail division and worldwide operations. In addition, Mr. Hagerty's career includes positions as Vice President, High Performance Products for Conner Peripherals and key management positions at Signal Corporation and Digital Equipment Corporation. Mr. Hagerty is currently a director of Smart Technologies, Inc. and Eye IO (a private company). He has served on several boards of directors in the past including Palm from 2007 to 2010, Modulus Video, Inc. from 2007 to 2009, and as Chairman of the Board of Polycom. Mr. Hagerty holds a Bachelor of Science in Operations Research and Industrial Engineering from the University of Massachusetts and a Masters of Arts in Management from St. Mary's College of California.

Mr. Hagerty has more than 13 years of experience as a CEO of a public communications technology company and has served on the board of directors for several technology companies. Through his professional experience, Mr. Hagerty has demonstrated leadership capability and extensive knowledge of the communications technology industry. In particular, his deep understanding of the unified communications market is invaluable to a key market in our growth strategy.

Mr. Hammann has been a member of the Board since 2005. Mr. Hammann is currently an Operating Partner with the private equity firm of J.H. Whitney & Co. since 2009, acting Chief Executive Officer of Power Plate North America Inc. which makes a technologically advanced exercise product used to improve athletic performance since 2009, and also Chief Executive Officer of Action Advisors since 2007. From 2003 to 2007, he was Chairman, President and Chief Executive Officer of Nautilus, Inc., a home fitness equipment manufacturer. He has held executive positions at Levi Strauss & Company and Coca-Cola Company. Mr. Hammann also has held management positions at Famous Footwear, The Rayovac Corporation, and Procter & Gamble. Mr. Hammann graduated from the University of Iowa. Mr. Hammann has a Master of Business Administration from the University of Wisconsin.

Mr. Hammann brings extensive experience as a chief executive officer to our Board and over twenty years of marketing experience with world class brands such as Coca-Cola and Levi Strauss. His contribution to the Board is vital to our growth plans as we seek to grow our brand value on a global basis.

Mr. Hart has been a member of the Board since March 2006. From September 1990 to September 2000, he was Senior Vice President and Chief Technology Officer of 3Com Corporation where he was responsible for the overall strategic direction of the company during the 10 year period. Prior to 3Com, Mr. Hart was Vice President of Engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry's first Ethernet switching products. Mr. Hart holds a Bachelor of Science in Mathematics from the University of Georgia.

Mr. Hart's experience determining the strategic direction for large technology companies is valuable to the Board because he can provide experienced and detailed advice to management on business and technological strategies.

Mr. Mohr has been a member of the Board since 2005. He has been Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of surgical robotics, since March 2006. Prior to joining Intuitive Surgical, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc., a computer hardware company that was acquired by PMC-Sierra in 2010. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers LLP where he was most recently the managing partner of the firm's West Region Technology Industry Group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr was a member of the Board of Directors of Atheros Communications, Inc., a developer of semiconductor system solutions for wireless communications products, from November 2003 to May 2011 when Atheros was sold to QUALCOMM, Incorporated. Mr. Mohr also served as the Chairman of Atheros, Inc.'s Audit Committee. Mr. Mohr received his Bachelor of Business Administration in Accounting and Finance from Western Michigan University.

Mr. Mohr's experience in financial and accounting matters is important to the Board's duty to oversee our financial reporting and to manage our relationship with our independent auditors.

COMPENSATION OF DIRECTORS

In fiscal year 2012, each Director, other than Mr. Kannappan, and each chair and member of the Audit, Compensation, Nominating and Corporate Governance and Strategy committees received quarterly retainer fees in the amounts indicated in the table below. On March 19, 2012, the Compensation Committee's independent compensation consultant, Mercer (US) Inc. ("Mercer") presented to our Compensation Committee an analysis of our Board compensation as compared with peer group director compensation. Based on this analysis, Mercer recommended changes to our cash and equity compensation practices for non-employee Directors to increase cash compensation for committee service and to change equity compensation as set forth below. These changes bring our total compensation mix in line with our peer group market median without increasing total compensation. Based on these recommendations, the Compensation Committee approved increases in the quarterly retainer fees for the chairs and members of each of the aforementioned committees, which increased amounts are set forth in the table below. The changes in cash compensation became effective April 1, 2012. Changes to the equity awards for non-employee Directors in fiscal year 2013 are discussed below.

	Fiscal Year 2012 Quarterly Retainer Fee	Fiscal Year 2013 Quarterly Retainer Fee
Board of Directors
Chair*	$17,500	$17,500
Member	12,500	12,500
Audit Committee
Chair*	2,500	5,000
Member	1,250	2,500
Compensation Committee
Chair*	1,250	3,750
Member	750	1,875
Nominating and Corporate Committee
Chair*	1,000	2,500
Member	500	1,250
Strategy Committee
Chair*	500	2,500
Member	500	1,250
M&A Committee
Chair*	—	—
Member	—	—

* The amounts payable to the Chair of the Board and each of the applicable committees are in lieu of, and not in addition to, the amounts paid to the members of the Board and committees.

No attendance fees were paid to Directors for meetings of the Board or any of the committees in fiscal year 2012. Directors were, however, entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings. Neither of these policies were changed for fiscal year 2013.

Also during fiscal year 2012, each non-employee Director was entitled to receive the following automatic, non-discretionary equity grants under our amended and restated 2003 Stock Plan: (1) an option to purchase 12,000 shares granted on the date such Director first became a non-employee Director; (2) an option to purchase 3,000 shares granted on the date of the 2011 annual meeting of stockholders, provided that such Director was continuing as a Director following the meeting and had continually served in such capacity for at least six months immediately preceding the 2011 annual meeting of stockholders; and (3) 2,000 shares of restricted stock granted on the date of the 2011 annual meeting of stockholders provided that such Director was continuing as a Director following the meeting and had continually served in such capacity for at least six months immediately preceding the 2011 annual meeting of stockholders. Mr. Kannappan is an employee of Plantronics and, as such, is not eligible to receive director compensation, including the automatic grants awarded to non-employee Directors.

In addition to its analysis of cash compensation discussed above, Mercer recommended changes in the equity component of non-employee Director total compensation which would replace share-based awards with value-based awards to mitigate year-over-year volatility in compensation resulting from fluctuations in the price of our common stock. After consideration, on May 15, 2012, the Compensation Committee adopted changes to the equity compensation for non-employee Directors effective April 1, 2012, which changes are discussed in the section entitled "Proposal Two - Approval of Amendments to the 2003 Stock Plan" of this Proxy Statement below. If Proposal Two is approved by our stockholders at the Annual Meeting, the provisions of the 2003 Stock Plan relating to automatic initial and annual equity awards for non-employee Directors will be eliminated. Instead, in accordance with guidelines approved by the Compensation Committee at its May 15, 2012 meeting, newly elected or appointed non-employee Directors will not receive any equity awards. Directors who continue as non-employee Directors following each annual meeting and who have continually served in such capacity for at least six months immediately preceding each annual meeting, will each receive the following automatic, non-discretionary equity grants: (1) a non-qualified stock option with a grant date Black-Scholes value of $50,000; and (2) a restricted stock award with a fair market value of $75,000 based on the closing price of our common stock as reported on the NYSE on the date of grant.

The following table summarizes the compensation paid to our Directors, other than Mr. Kannappan (whose compensation is fully reflected in the section entitled "Summary Compensation Table" below), for the fiscal year ended March 31, 2012:

NON-EMPLOYEE DIRECTOR COMPENSATION FISCAL YEAR 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(3)	All Other Compensation (4)	Total
Marv Tseu	$84,000	$68,040	$34,428	$975	$187,443
Brian Dexheimer	57,000	68,040	34,428	850	160,318
Robert Hagerty (5)	31,500	—	125,689	—	157,189
Gregg Hammann	60,000	68,040	34,428	975	163,443
John Hart	57,000	68,040	34,428	975	160,443
Marshall Mohr	60,000	68,040	34,428	975	163,443
Roger Wery (6)	27,000	68,040	34,428	475	129,943

(1)
Option award and stock award amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2012 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 as filed with the SEC on May 25, 2012 for the assumptions used to value such awards.

(2)
The aggregate number of stock awards outstanding at March 31, 2012 for each Director is: Mr. Tseu 5,000 shares; Mr. Dexheimer 4,500 shares; Mr. Hagerty 0 shares; Mr. Hammann 5,000 shares; Mr. Hart 5,000 shares; and Mr. Mohr 5,000 shares.

(3)
The aggregate number of option awards outstanding at March 31, 2012 for each Director is: Mr. Tseu 18,000 shares; Mr. Dexheimer 21,000 shares; Mr. Hagerty 12,000 shares; Mr. Hammann 7,125 shares; Mr. Hart 27,000 shares; and Mr. Mohr 30,000 shares.

(4)	Consists of dividends paid on unvested restricted stock awards.

(5)	Mr. Hagerty was appointed to the Board on September 14, 2011. The cash compensation reported is prorated from the date of his appointment through the end of fiscal year 2012.

(6)	Mr. Wery resigned and retired from the Board on August 22, 2011. The cash compensation reported is prorated from the commencement of fiscal year 2012 through August 22, 2011.

PROPOSAL TWO
APPROVAL OF AMENDMENTS TO THE 2003 STOCK PLAN

General

Stockholders are being asked to approve several amendments to the 2003 Stock Plan, as amended and restated (the "Plan"), as described in further detail below. The Plan was originally adopted by our Board on May 5, 2003 and approved by our stockholders on June 27, 2003. Since its original adoption and approval, it has been amended several times. The Board adopted the most recent version as amended and restated on March 17, 2011, which the stockholders subsequently approved on August 5, 2011. The term of the Plan as originally adopted was set at ten years. The Plan is currently scheduled to expire in September 2013 unless this Proposal Two is approved by our stockholders, in which case the expiration date will be eliminated.

Our Named Executive Officers ("NEO" or "NEOs") and Directors have an interest in this proposal as each of them is eligible to receive grants under the Plan. On June 2, 2012, the fair market value of a share of our common stock in accordance with the terms of the Plan was $29.18.

The stockholders are being asked to approve an increase in the number of shares of common stock authorized for issuance under the Plan from 11,900,000 shares to 12,900,000 shares, an increase of 1,000,000 shares. As of June 2, 2012, 2,052,657 shares remained available for future awards under the Plan. There are no shares remaining for grant under our 1993 Stock Option Plan or our 1993 Director Stock Option Plan (together with the Plan, the "Stock Plans"). As of June 2, 2012, there were options to purchase 3,430,295 shares of our common stock outstanding combined under the Stock Plans; this includes 2,959,242 options outstanding under the Plan. These options to purchase 3,430,295 shares had a weighted average exercise price of $26.83 and a weighted average remaining contractual life of 3.75 years. As of June 2, 2012, 958,555 shares of restricted stock awards were issued and outstanding, and 164,700 shares of restricted stock units, granted at no cost, were outstanding and remained unvested. Subject to stockholder approval of the increase of 1,000,000 shares, there would then be 3,052,657 shares available for issuance under the Plan.

We currently expect to grant options and full value awards (likely in the form of awards of restricted stock or restricted stock units) covering approximately 1,100,000 shares over the next 12 months which is equal to approximately 2.6% of our common shares outstanding as of June 2, 2012. Each year, we experience some cancellation of outstanding options and other awards. Based on our normal historical cancellation rates, we anticipate cancellation of options and forfeitures of restricted stock awards and restricted stock units of approximately 250,000 shares in fiscal year 2013. (In fiscal year 2012, we experienced a higher number of stock option cancellations due to a greater number of stock options expiring without being exercised, primarily as a consequence of the exercise prices on those stock options exceeding the fair market value of our common stock). If our expectation for cancellations in fiscal year 2013 proves correct, our net grants (grants less cancellations) would be approximately 850,000 shares in fiscal year 2013, or approximately 2.0% of our common stock outstanding as of June 2, 2012. Our actual net grants in fiscal year 2012 were 563,706 shares or 1.3% of our common stock outstanding as of June 2, 2012 which was lower than our expectations reported in our fiscal year 2011 proxy statement due primarily to i) fewer equity grants than estimated to employees and ii) the expiration and cancellation of a higher number of stock options as the exercise prices exceeded the fair market value of our common stock.

In fiscal year 2012, we reduced our common shares outstanding by 5,802,925 shares from 48,314,548 shares to 42,511,623 shares. This decrease is primarily a result of our stock buyback program in which we repurchased 8,027,287 shares of our common stock through the use of both open market purchases along with privately negotiated transactions, including accelerated share repurchase agreements. These 8,027,287 repurchased shares were partially offset by option exercises and net grants of restricted stock awards of 2,106,065 shares during fiscal year 2012. Consequently, we reduced our outstanding common stock by 12% during the fiscal year. Our stock buyback program returned capital to our stockholders while being positively accretive to our earnings per share. Along with these significant benefits to stockholders, our stock buyback program increases the "overhang" of our Stock Plans due to the fewer number of shares issued and outstanding. Overhang refers to the number of shares potentially issuable under our Stock Plans in relation to our total shares issued and outstanding. The shares potentially issuable under our Stock Plans are the aggregate of (i) shares awarded under existing equity grants, and (ii) shares available for future grant, including the 1,000,000 shares for which stockholder approval is being requested under this Proposal Two. The potential stockholder voting power dilution of our Stock Plans was 15.17% as of June 2, 2012, based on 42,539,462 shares outstanding on the record date, June 12, 2012.

We strongly believe that the increase of shares issuable under the Plan is essential to our continued success. Our employees are our most valuable assets. The Board believes that grants of stock options and other awards available under the Plan help create long-term equity participation in Plantronics and thereby assist in attracting, retaining, motivating and rewarding employees and Directors. Accordingly, our Board has determined that it is in the best interest of Plantronics and its stockholders to increase the shares issuable under the Plan and approved an increase of 1,000,000 shares for issuance under the Plan, subject to stockholder approval at the Annual Meeting. If stockholders do not approve the increase, it will not be implemented, and we may have to limit the number of awards or shares granted in the current or future fiscal years.

In addition, the amendments to the Plan remove the authority to issue stock appreciation rights ("SARs") and stock options under the Plan that may qualify for incentive stock option treatment under Internal Revenue Code Section 422 ("ISOs"). We will continue to have the right to issue nonstatutory stock options that are not required to comply with the requirements of Internal Revenue Code Section 422. We have never issued any SARs or ISOs under the Plan and do not anticipate doing so in the future.

Additionally, the Board believes changing our automatic, non-discretionary policy of granting share-based equity awards to value-based equity awards and limiting equity awards to annual awards for non-employee Directors continuing in office will mitigate year-over-year volatility in compensation resulting from fluctuations in the price of our common stock while maintaining an equity incentive program intended to attract, retain, motivate and reward non-employee Directors who assist Plantronics for the long-term. Accordingly, we are also proposing to remove the automatic, non-discretionary equity awards to our non-employee Directors under the Plan. Currently under the Plan, non-employee Directors are automatically awarded (i) upon their initial appointment or election to the Board a stock option to purchase 12,000 shares of our common stock, and (ii) on the date of each annual meeting of our stockholders to those non-employee Directors continuing in office after the date of the annual meeting and who have held their position on the Board for at least six months immediately preceding the annual meeting, a stock option to purchase 3,000 shares of our common stock and a restricted stock award for 2,000 shares of our common stock. If this Proposal Two is approved by our stockholders, non-employee Directors continuing in office after the date of each annual meeting who have held their position on the Board for at least six months immediately preceding an annual meeting will instead receive, in accordance with guidelines approved by our Compensation Committee at its May 15, 2012 meeting, the following automatic, non-discretionary equity grants: (i) a non-qualified stock option for the right to purchase that number of shares of our common stock equal to a grant date Black-Scholes value of $50,000; and (ii) a restricted stock award with a fair market value of $75,000 based on the closing price of our common stock as reported on the NYSE on the date of grant. Newly appointed or elected non-employee Directors will not receive any equity awards if this Proposal Two is approved by our stockholders.

We believe that approval of the proposed Plan amendments is important to our continued success. See Appendix C for the complete text of the Amended and Restated 2003 Stock Plan.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendments to the Plan, provided that the total number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 2003 STOCK PLAN.

Summary of the 2003 Stock Plan

The following is a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, as it is proposed to be amended and restated, as set forth in Appendix C, attached hereto.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentive for our Directors, employees and consultants; and to promote the success of our business.

Administration

The Plan is administered by the Board or any committee of individuals appointed by the Board, referred to as the Administrator. The Administrator may make any determinations deemed necessary or advisable for the Plan. The Administrator has full power to select the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Plan. The interpretation and construction of any provision of the Plan by the Administrator will be final and conclusive.

Term of the Plan

The Plan became effective as of September 24, 2003, and will continue until terminated by the Board.

Eligibility

Options (other than ISOs), restricted stock awards ("RSAs") and restricted stock units ("RSUs") may be granted to our employees, non-employee Directors and consultants or our parent or subsidiary companies (each referred to herein as a "participant"). As of June 2, 2012, there were approximately 1,250 employees, including our CEO, and six non-employee Directors who may be entitled to receive grants under the Plan.

Shares Subject to the Plan

As of June 2, 2012, the maximum number of shares of our common stock available for issuance under the Plan is 11,900,000 shares, of which 2,052,657 shares are available for future grant under the Plan. On June 11, 2012, the Board approved an increase of 1,000,000 shares of common stock issuable under the Plan, subject to stockholder approval. Shares subject to options and full value awards will be counted against the share reserve as 1 share for every 1 share subject thereto. It has been our practice and will continue to be our practice internally to consider the value of a full value award to be 2.5 times the value of an option when determining the number of shares awarded. Many factors are considered when determining the equity value to be awarded to any participant in the Plan.

Stock Options

Each option granted under the Plan is to be evidenced by a written award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Maximum Grant An individual may not be granted options to purchase more than 500,000 shares during any fiscal year. Notwithstanding this limit, in connection with such individual's initial employment with us, he or she may be granted options to purchase up to an additional 500,000 shares.

(b) Grants to Non-Employee Directors We may grant options to our non-employee Directors. In all cases, Awards granted to non-employee Directors shall be administered by a Committee comprised solely of two (2) or more independent Directors.

(c) Exercise of the Option The Administrator determines when options become exercisable; however, options generally are not exercisable until at least 12 months have passed following the date of the option grant. An option is exercised by giving written or electronic notice of exercise to us, specifying the number of full shares of our common stock to be purchased and tendering payment of the purchase price to us. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the award agreement and may consist of (1) cash, (2) check, (3) certain shares of common stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, will require to effect a cash-less exercise of the option and delivery to us of the amount of proceeds required to pay the exercise price, (5) a reduction of our liability to the participant, (6) any combination of the foregoing methods, or (7) such other consideration and method of payment permitted under applicable law; provided, however, that the issuance of a promissory note is not a permissible method of payment.

(d) Exercise Price The exercise price of options granted under the Plan is determined on the date of grant. The exercise price of a stock option must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the NYSE on the date of grant.

(e) Termination If a participant's directorship, employment or consulting relationship with us (or our parent or subsidiary corporations) is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all of the shares as to which the participant was entitled to exercise at the date of such termination. The options may be exercised after termination within the period of time as is specified in the award agreement. If such period of time is not specified in the award agreement, then such period of time will equal 90 days or a period of 12 months in the case of termination upon death, disability or retirement. Notwithstanding the foregoing, all shares under an option must be exercised prior to the expiration of the term set forth in the award agreement.

(f) Term and Termination of Options At the time an option is granted, the Administrator determines the period within which the option may be exercised. In no event may the term of an option be longer than seven years. No person may exercise an option after the expiration of its term.

(g) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Awards

Each restricted stock award granted under the Plan is to be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year no participant may receive restricted stock having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant.

(b) Termination Subject to the terms of an agreement between us and a participant, if a participant's directorship, employment or consulting relationship with us is terminated for any reason, including death or total and permanent disability, any unvested shares will be forfeited to us or we may repurchase any unvested stock obtained by the participant pursuant to a restricted stock award. Unless the Administrator provides otherwise, the purchase price of the repurchased shares will equal the price originally paid by the participant, if any, for such shares.

(c) Term of Restricted Stock Awards The Administrator determines the period during which a restricted stock award will vest, which period generally must be at least one year from the date of grant. In addition, if a restricted stock award is not subject to the achievement of performance goals, then such award generally will fully vest over a period of at least three years from the grant date.

(d) Other Provisions The restricted stock award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Units

Restricted stock units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. Each award of restricted stock units will be evidenced by an award agreement between us and the participant and is subject to the following additional terms and conditions:

(a) Limitation During any fiscal year, no participant may receive restricted stock units having an aggregate value greater than $2,000,000 as determined based on the value of the shares on the date of grant.
(b) Terms of Restricted Stock Unit Awards The Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of restricted stock units to be paid out to participants. The vesting period generally must be at least one year from the date of grant, provided that if an award is not subject to the achievement of performance goals, then such award generally will fully vest over a period of at least three years from the grant date (except in France where local law requires a two year vesting period and a two year holding period).

(c) Other Provisions The award agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Performance Goals

The granting or vesting of awards of restricted stock and restricted stock units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement including: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. The performance goals may differ from participant to participant and from award to award and may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.

Nontransferability of Awards

Awards granted under the Plan are generally not transferable by a participant; however, the Administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor thereto) through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act of 1933, as amended.

Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization Subject to any required action by our stockholders, in the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number of shares of common stock subject to the Plan, the number of shares of common stock subject to any outstanding award under the Plan, the exercise price of any such outstanding award, and any per-person or other share limits under the Plan. The Board will make any such adjustment and its determination in that respect will be final, binding and conclusive.

Dissolution or Liquidation In the event of a liquidation or dissolution, any unexercised award will terminate. The Administrator may, in its sole discretion, provide that a participant will have the right to exercise all or any part of his or her award, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Plantronics' repurchase option applicable to any shares purchased upon exercise of an award will lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

Merger or Change of Control In connection with a merger of us with or into another corporation, or a "change in control," as defined in the Plan, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, the Administrator will notify the participant that he or she has the right to exercise his or her options and as to all of the shares subject to the award for a period of 15 days from the date of such notice and that the award will terminate upon the expiration of such period; moreover, all restrictions on restricted stock and all performance goals or other vesting requirements for restricted stock units will lapse.

Amendment and Termination of the Plan

The Plan does not contain a set term or date on which it will automatically expire. Accordingly, unless and until terminated by the Board, the Plan will continue in full force and effect. The Board may amend the Plan at any time or from time to time or may terminate the Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of the NYSE), as in effect at the time. In addition, pursuant to the terms of the Plan, the Board may not, without the approval of the stockholders, (i) materially increase the number of shares issuable under the Plan (unless such increase is made as an adjustment to a change in our capitalization), (ii) materially modify the requirements for eligibility to participate in the Plan, or (iii) reprice options issued under the Plan by lowering the exercise price of a previously granted option, by canceling options and issuing replacements or by otherwise replacing existing options with substitute options with a lower exercise price.

Federal Tax Aspects

The following paragraphs are a brief summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of our stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss subject to appropriate holding periods.

Restricted Stock Awards and Restricted Stock Units A participant generally will not have taxable income at the time an award of RSAs or RSUs are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of a RSA (but not an award of RSUs) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are considered our "specified employees," Section 409A requires that such individual's distribution commence no earlier than 6 months after such individual's separation from service. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company We will generally be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our CEO and to each of the other three most highly compensated executive officers, other than our CFO. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000; however, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The Plan has been designed to permit the Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN ELIGIBLE INDIVIDUAL MAY RESIDE.

Plan Benefits

The number of awards that an employee or consultant may receive under the Plan is in the discretion of the Compensation Committee of the Board and therefore cannot be determined in advance.

The following table sets forth (a) the aggregate number of shares subject to options granted under the Plan during fiscal year 2012, (b) the average per share exercise price of such options, and (c) the fair market value on grant date of the restricted stock grants during fiscal year 2012:

		(a)	(b)	(c)	(d)
Name	Position	Number of Options Granted	Average Per Share Option Exercise Price (4)	Number of Restricted Stock Granted	Market Value of Restricted Stock Awards (5)
Ken Kannappan	Director, President and CEO	150,000	$35.49	20,000	$733,400
Barbara Scherer	Senior Vice President, Finance & Administration and CFO	15,000	$36.67	—	$—
Joe Burton	Senior Vice President, Engineering and Development and Chief Technology Officer	20,000	$35.16	50,000	$1,829,000
Don Houston	Senior Vice President, Sales	44,500	$35.59	7,000	$256,690
Renee Niemi	Senior Vice President, Communication Solutions	44,500	$35.59	7,000	$256,690
Executive Group (1)		297,000	$35.55	93,000	$3,405,810
Non-Executive Director Group (2)		30,000	$32.83	12,000	$408,240
Non-Executive Officer Employee Group (3)		326,700	$34.56	286,130	$10,410,618

(1)	The Executive Group is composed of 7 Executive Officers.

(2)	The Non-Executive Director Group is composed of all members of the Board except Ken Kannappan.

(3)	The Non-Executive Officer Employee Group is composed of all our employees worldwide minus the Executive Group.

(4)	The average per share exercise price of stock options is calculated as a weighted average.

(5)	Based on the market value of our common stock on the date of grant of restricted stock shares granted during fiscal year 2012.

Under the 2003 Stock Plan in effect during fiscal year 2012, Non-Executive Directors first elected or appointed to the Board were entitled to receive an option to purchase 12,000 shares of our common stock on the date on which the person became a Non-Executive Director. Annually thereafter, each Non-Executive Director continuing in office after the applicable annual meeting and who had served as a Non-Executive Director for at least six months immediately preceding the annual meeting was entitled to automatically receive a stock option to purchase 3,000 shares of our common stock and a RSA for 2,000 shares of our common stock, each on the date of the annual meeting.

PROPOSAL THREE
APPROVAL OF AMENDMENTS TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN

General

Stockholders are being asked to approve several amendments to the 2002 Employee Stock Purchase Plan, as amended and restated (the "ESPP") as described in further detail below. The ESPP was originally adopted by our Board in June 2002 and thereafter approved by our stockholders in July 2002. At the time of its adoption, the term of the ESPP was set at ten years. The ESPP is currently scheduled to expire in July 2012. The Board believes it is in the best interests of Plantronics and our stockholders that the ESPP continue in effect. If this Proposal Three is approved by our stockholders, the provisions of the ESPP concerning automatic expiration of the ESPP will be eliminated.

The amendments also include an increase in the number of shares authorized under the ESPP. When initially approved in 2002, 200,000 shares of our common stock were authorized for issuance under the ESPP. In subsequent affirmative votes of our stockholders, the number of authorized shares was increased. Currently, there are 2,100,000 shares available for issuance under the ESPP. As of June 2, 2012, 317,810 shares were available for future purchases under the ESPP. Without a further increase, we project that the ESPP, assuming its term is extended, will run out of shares in fiscal year 2014. Consequently, we believe an increase is required to make available sufficient shares for issuances under the ESPP on an ongoing basis. Accordingly, on June 11, 2012, the Board approved an increase of 300,000 shares for issuance under the ESPP, subject to stockholder approval. On June 2, 2012, the fair market value of a share of our common stock in accordance with the terms of the ESPP was $29.18.

The Board believes that the ESPP is an important component of our total employee benefit package and that it is in the best interest of Plantronics and our stockholders for the stockholders to approve the continuation of, and proposed increase in shares available for purchase by employees under, the ESPP. If our stockholders approve the continuation of and the increase in the number of authorized shares under the ESPP, the total number of shares of our common stock available for future purchases under the ESPP will be 617,810.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the amendments to the ESPP, provided that the total number of votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE ESPP.

Summary of the 2002 Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. The following summary is qualified in its entirety by reference to the ESPP, as it is proposed to be amended and restated, as set forth in Appendix D, attached hereto.

General

The purpose of our ESPP is to provide employees with an opportunity to purchase our common stock through payroll deductions. The ESPP may be administered by the Board or a committee appointed by the Board, referred to as the Administrator. All questions of interpretation or application of the ESPP are determined by the Administrator, and its decisions are final, conclusive and binding upon all participants. The ESPP became effective June 10, 2002, the date that it was adopted by our Board, and will continue in effect indefinitely unless and until terminated by the Board.

Eligibility

Each of our employees or the employees of our designated subsidiaries who has been employed for a minimum of seven calendar days (or such other length of time determined by the Administrator) prior to the first day of an offering period is eligible to participate in the ESPP; provided, however, employees who are not citizens of the United States or are residents of a non-United States jurisdiction may be excluded from participation if participation is prohibited under the laws of an applicable country or if compliance with the laws of a country would cause the ESPP or any offering period under the ESPP to violate Internal Revenue Code Section 423. Additionally, no employee shall be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of June 2, 2012, approximately 600 employees were participating in the ESPP.

Shares Subject to the Plan

The maximum number of shares of our common stock available for sale under the ESPP as of June 2, 2012 is 317,810 (not including the proposed increase of 300,000 shares that is the subject of this proposal), subject to adjustment upon changes in capitalization as described below. On June 11, 2012, the Board approved an increase of 300,000 shares issuable under the ESPP, subject to stockholder approval at the Annual Meeting.

Offering Period

The ESPP is implemented by consecutive offering periods lasting approximately 6 months in duration with a new offering period commencing on February 15 and August 15 of each year. To participate in the ESPP, each eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions may not exceed 10% of a participant's compensation. Compensation is defined as base straight time gross earnings, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator has the power to change the duration of future offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected thereafter. Once an employee becomes a participant in the ESPP, our common stock will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws his or her participation or terminates employment earlier.

Purchase Price

Shares of our common stock may be purchased under the ESPP at a purchase price not less than 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as reported on the NYSE, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The number of shares of our common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 5,000 shares in any offering period. During the offering period, a participant may discontinue his or her participation in the ESPP. All payroll deductions made for a participant are credited to the participant's account under the ESPP, are withheld in whole percentages only and are included with our general funds. Funds received by us pursuant to exercises under the ESPP are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Transferability

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, or the laws of descent and distribution.

Termination of Employment

Upon termination of a participant's employment for any reason, including disability or death, his or her option and participation in the ESPP will terminate. At such time, the payroll deductions credited to the participant's account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the ESPP.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

Changes in Capitalization Subject to any required action by our stockholders, the number of shares reserved under the ESPP, the maximum number of shares that may be purchased during any offering period, as well as the price per share and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by our Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

Dissolution or Liquidation In the event of our proposed dissolution or liquidation, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Merger or Asset Sale In the event of a proposed sale of all or substantially all of our assets or the merger of us with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Administrator shall shorten any offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the date of the sale or merger. If the Administrator shortens any offering period then in progress, the Administrator shall notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan

The Administrator may at any time terminate or amend the ESPP. An offering period may be terminated by the Administrator at the end of any offering period if the Administrator determines that termination of the ESPP is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code or the requirements of the NYSE.

Certain Federal Income Tax Information

The following brief summary of the general federal income tax consequences to U.S. taxpayer participants and us with respect to shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering period and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Plan Benefits
Given that the number of shares of common stock that may be purchased under the ESPP is determined, in part, on the market value of our common stock on the first and last day of the offering period and that participation is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares that were purchased during fiscal year 2012 under the ESPP, and (b) the average per share purchase price paid for such shares:

		(a)	(b)
Name	Position	Number of Shares Purchased	Average Per Share Exercise Price
Ken Kannappan	Director, President and CEO	792	$26.70
Barbara Scherer	Senior Vice President, Finance & Administration and CFO	750	$26.92
Joe Burton	Senior Vice President, Engineering and Development and Chief Technology Officer	132	$26.56
Don Houston	Senior Vice President, Sales	779	$26.82
Renee Niemi	Senior Vice President, Communication Solutions	628	$26.91
Executive Group (1)		3,893	$26.80
Non-Executive Director Group (2)		—	$—
Non-Executive Officer Employee Group (3)		178,316	$26.91

(1)	The Executive Group is composed of 7 Executive Officers.

(2)	The Non-Executive Director Group is composed of all members of the Board except Ken Kannappan. Directors who are not employees of Plantronics are not eligible to participate in the ESPP.

(3)
The Non-Executive Officer Employee Group is composed of all our employees worldwide minus the Executive Group. The Non-Executive Officer Employee Group average per share exercise price is calculated as a weighted average.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of March 31, 2012, the end of our most recently completed fiscal year:

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,413,944	(2)	$25.62	(3)	2,926,751	(4)
Equity compensation plans not approved by security holders	—		$—		—
Total	3,413,944		$25.62		2,926,751

(1)
Includes the 1993 Stock Option Plan, the 1993 Director Stock Option Plan, the 2003 Stock Plan and the ESPP but does not include the additional 1,000,000 shares for the 2003 Stock Plan and 300,000 shares for the ESPP for which stockholder approval is being requested at the Annual Meeting.

(2)	Includes 3,303,875 shares subject to stock option awards and 110,069 shares subject to RSUs. Excludes purchase rights accruing under the ESPP.

(3)
RSUs, which are included in the number of outstanding options, warrants and rights, do not have an exercise price and therefore, reduce the weighted-average exercise price of outstanding rights. Excluding RSUs, the weighted-average exercise price of outstanding options is $26.47.

(4)
Consists of shares available for future issuance as follows: the 1993 Stock Option Plan (no shares remaining for future grants), the 1993 Director Stock Option Plan (no shares remaining for future grants), the 2003 Stock Plan (2,608,941), and the ESPP (317,810).

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2013. The Board recommends that stockholders vote for ratification of such appointment. If this Proposal Four is not approved, the Audit Committee will reconsider its selection.

PricewaterhouseCoopers has audited our consolidated financial statements annually since 1988. A representative of PricewaterhouseCoopers will be available at the Annual Meeting to respond to questions and will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Audit and Related Fees

The following is a summary of pre-approved fees and services approved by the Audit Committee and performed by our independent registered public accounting firm for each of the fiscal years ended March 31, 2012 and 2011:

	Fiscal Year Ended March 31,
Fee Category	2012	2011
Audit Fees	$2,267,615	$2,192,253
Audit-Related Fees	—	—
Tax Fees	253,429	439,824
All Other Fees	18,416	11,730
Total	$2,539,460	$2,643,807

Audit Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for (i) the audit of our annual consolidated financial statements included in our Form 10-K; (ii) review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) services rendered by PricewaterhouseCoopers in connection with the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002; and (iv) consents and assistance in connection with other filings, including statutory audits and services, and other documents filed with the SEC.

Audit-Related Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations in connection with transactions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We had no such fees in fiscal years 2012 or 2011.

Tax Fees Consists of fees billed to us for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning. The higher tax fees in fiscal year 2011 were due to professional services performed by PricewaterhouseCoopers for a U.S. research and development study.

All Other Fees Consists of fees billed to us for products and services provided by PricewaterhouseCoopers and not reported under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

Our Audit Committee believes that the services rendered by PricewaterhouseCoopers that led to the fees reported under "Audit Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining PricewaterhouseCoopers' independence.

Our Audit Committee has adopted pre-approval policies or procedures, so that all fees for services expected to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee. All audit and non-audit services provided by PricewaterhouseCoopers to us must be pre-approved in advance by our Audit Committee unless the following conditions are met: (i) the service is one of a set of permitted services that the independent auditor is allowed to provide; (ii) the total amount of such services is less than or equal to a specified amount during the fiscal year in which the services are provided; and (iii) the services will be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit. All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service is presented to the Audit Committee at the next scheduled meeting. All of the services performed by PricewaterhouseCoopers referenced above were pre-approved by our Audit Committee.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL FIVE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Our compensation program is designed to link executive compensation to Company performance and to the individual contribution of each executive as well as to provide incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our NEOs is based on the achievement of performance goals which are designed to enhance long-term stockholder value as well as long-term equity incentives that align the interests of the NEO with stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our guiding principles.

 Under Section 14A of the Securities Exchange Act of 1934, as amended, we are required to submit this proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our NEOs. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the Company's stockholders approve the compensation of the Company's named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" section, the compensation tables and other narrative compensation disclosures.

We hold an advisory vote on NEO compensation annually. Accordingly, the next vote will occur at our 2013 Annual Meeting.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this proposal. However, this vote is advisory and therefore, not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders and will take the vote of the stockholders on this Proposal into account in their evaluation of the design and philosophy of our executive compensation program.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ADDITIONAL INFORMATION

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 2, 2012 (except as noted below) as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our Directors and each nominee for Director, (iii) the CEO, the CFO and each of our three other most highly compensated executive officers (collectively, the "NEOs"), and (iv) all Directors and Executive Officers as a group. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws. The information below is calculated in compliance with SEC rules, but does not necessarily indicate beneficial ownership for any other purpose.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class (3)
PRIMECAP Management Company (4)	4,894,750	11.5%
225 South Lake Ave., Suite 400
Pasadena, California 91101

Royce & Associates, LLC (5)	3,453,854	8.1%
745 Fifth Avenue
New York, NY 10151

BlackRock, Inc. (6)	3,453,529	8.1%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (7)	2,461,367	5.8%
100 Vanguard Blvd.
Malvern, PA 19355

Ken Kannappan	618,442	1.4%
Don Houston	202,721	*
Renee Niemi	136,802	*
Joe Burton	66,910	*
Barbara Scherer	66,243	*
Brian Dexheimer	34,201	*
John Hart	29,750	*
Marv Tseu	26,750	*
Marshall Mohr	20,750	*
Gregg Hammann	9,875	*
Robert Hagerty	—	*

All Directors and All Executive Officers as a Group (13 persons)	1,494,013	3.4%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.

(2)	Includes stock options held by Directors and NEOs that are exercisable within 60 days of June 2, 2012, as follows:

Director/Named Executive Officer	Stock Options
Ken Kannappan	477,610
Don Houston	150,458
Renee Niemi	94,325
Joe Burton	7,778
Barbara Scherer	23,819
Brian Dexheimer	15,750
John Hart	21,750
Marv Tseu	12,750
Marshall Mohr	12,750
Gregg Hammann	1,875
Robert Hagerty	—

All Directors and All Executive Officers as a Group (13 persons)	1,039,649

(3)
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group calculated pursuant to Rule 13d-3 of the Securities Exchange Act and set forth in the table by the sum of 42,627,763 shares of common stock outstanding on June 2, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of June 2, 2012 as set forth in footnote 2 above.

(4)
As of December 31, 2011, PRIMECAP Management Company ("PRIMECAP") claimed sole dispositive power as to 4,894,750 shares and neither sole nor shared voting power over these shares, based solely upon PRIMECAP's Schedule 13G filed on February 13, 2012. PRIMECAP has supplementally informed Plantronics that 3,701,500 of these 4,894,750 shares were held by Vanguard Chester Funds – Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 1 to Schedule 13G filed January 27, 2012, Vanguard Chester Funds – Vanguard PRIMECAP Fund reported that, as of December 31, 2011 it had sole voting power over 3,701,500 of these shares and neither sole nor shared dispositive power over any of these shares. The address of Vanguard Chester Funds – Vanguard PRIMECAP Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of December 31, 2011, Royce & Associates, LLC claims sole dispositive power as to 3,453,854 shares and sole voting power as to 3,453,854 shares. Information provided herein is based solely upon Royce & Associates, LLC's Schedule 13G filed on January 20, 2012.

(6)
As of December 30, 2011, BlackRock, Inc., claims sole dispositive power as to 3,453,529 shares and sole voting power as to 3,453,529 shares. Information provided herein is based solely upon BlackRock, Inc.'s Schedule 13G filed on February 10, 2012. BlackRock, Inc. is a publicly held entity listed on the NYSE.

(7)
As of December 31, 2011, The Vanguard Group, Inc. claims sole dispositive power as to 2,394,685 shares, shared dispositive power as to 66,682 shares and sole voting power as to 66,682 shares. Information provided herein is based solely upon The Vanguard Group, Inc.'s Schedule 13G/A filed on February 9, 2012.

Stock Ownership Requirements

The Nominating and Corporate Governance Committee of the Board has established stock ownership guidelines for all Executive Officers and Directors. Under the guidelines, Executive Officers should own, and Directors must own, a certain amount of Plantronics' common stock as discussed below. For purposes of this requirement, "Executive Officers" are Plantronics' Section 16 Officers. As of the beginning of fiscal years 2013 and 2012, respectively, all Directors and Executive Officers met these ownership guidelines.

Outside Directors

All outside Directors must hold the lesser of (i) that number of shares or the value of in-the-money vested stock options of our common stock equal in value to $25,000, or (ii) 1,000 shares of our common stock. Each outside Director must attain the foregoing ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her appointment. The value of the shares of common stock will be calculated based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options shall be the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that the Directors must hold during that year. The Board has the discretion to modify these guidelines, including on a case-by-case basis, as the Board deems appropriate.

President and Chief Executive Officer

The President and CEO should hold the lesser of (i) 25,000 shares of our common stock, or (ii) that number of shares of our common stock having a value equivalent to his or her annual base salary. We calculate achievement of this guideline by dividing his or her annual base salary by the market price of our common stock at the beginning of each fiscal year. In performing our calculation, the value of in-the-money vested stock options may be included. The ownership threshold should be attained by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares is calculated at the beginning of each fiscal year and is based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that the President and CEO must hold during that year. The Board may modify this requirement on a case-by-case basis if compliance reasonably creates a hardship for him or her.

Executive Officers

All Executive Officers should hold the lesser of (i) that number of shares of our common stock (or the value of in-the-money vested stock options) equal in value to $50,000, or (ii) 3,000 shares of our common stock. Each Executive Officer should attain the foregoing ownership threshold by the later of (i) July 25, 2010, or (ii) four years after his or her acceptance of the position. The value of the shares of common stock is calculated at the beginning of each fiscal year and is based on the higher of the actual cost of the shares or their fair market value. The value of vested in-the-money stock options is the fair market value less the exercise price. Any subsequent change in the value of the shares during such fiscal year will not affect the amount of stock that each such Executive Officer must hold during that year. The Board may modify this requirement on a case-by-case basis if compliance reasonably creates a hardship for any Executive Officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") during fiscal year 2012, as well as the three other most highly compensated executive officers (each, a "NEO" and collectively, the "NEOs"), although much of the discussion also applies to all of our senior executives. For fiscal year 2012, our NEOs are:

•Ken Kannappan, President and Chief Executive Officer
•Barbara Scherer, Senior Vice President, Finance and Administration and Chief Financial Officer
•Joe Burton, Senior Vice President of Engineering and Development and Chief Technology Officer
•Don Houston, Senior Vice President, Sales
•Renee Niemi, Senior Vice President, Communication Solutions

The first part of the Compensation Discussion and Analysis, entitled "Summary of Strategic Executive Compensation Practices in Fiscal Year 2012," discusses compensation decisions of our Compensation Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the "Committee" or "Board," as applicable) as they relate to our NEOs for fiscal year 2012. The second part, entitled "Our Compensation Framework," discusses in greater detail our compensation philosophy and practices. The third part, entitled "Fiscal Year 2012 Named Executive Officer Compensation" discusses actual compensation earned by our NEOs during fiscal year 2012.

SUMMARY OF STRATEGIC EXECUTIVE COMPENSATION PRACTICES IN FISCAL YEAR 2012

Our approach to executive compensation is designed to align our executives' compensation, including that of the NEOs, with stockholder interests and overall corporate goals while concurrently encouraging executive achievement, retention, and engagement. Our executive compensation package is composed of base salary, short-term performance-based cash compensation, long-term equity incentives, and a balanced executive employee benefits program.

Executive compensation for fiscal year 2012 was consistent with the objectives of our compensation philosophy - relating total potential executive compensation with actual achievement of corporate overall performance and increased stockholder value. Key highlights of our executive compensation in fiscal year 2012 included:

•
Corporate performance was mixed as our results were generally in-line with or above external guidance but fell short of more aggressive internal goals. The Board set goals for management prior to the start of fiscal year 2012. These goals remained consistent despite changing market conditions. The bonus pool for performance-based cash compensation under our 2012 Executive Incentive Plan ("EIP") was based on goals for Non-GAAP Operating Income and Asset Utilization weighted 75% and 25%, respectively. For fiscal year 2012, we achieved 103.0% of the Asset Utilization target primarily as a result of our efforts to manage inventory, accounts receivable, capital expenditures and accounts payable; however, we achieved Non-GAAP Operating Income at 93.6% of internal target largely as a consequence of economic weakness in various geographic markets, which varied by product line and quarter throughout the year. Consequently, overall blended performance was 96.0% of target and the cash bonus pool for fiscal year 2012 was funded at 92.1% for employees, including the NEOs. While the bonus pool was based solely on the thresholds and targets for the foregoing two metrics, the actual bonus payouts are based on the goals assigned to each NEO, only one of which is the Non-GAAP Operating Income as approved by the Board prior to the start of the fiscal year. Other goals for each NEO are described in more detail below.

•
Annual performance-based cash bonuses. Our cash bonus payouts are based on annual results intended to align fiscal year achievement with calculation and payment of bonuses, thereby mitigating the risk of individual quarterly results skewing full-year incentives. This furthermore aligns executive bonuses with our stockholders' interests by preventing the payment of cash bonuses based on short-term quarterly accomplishments rather than full fiscal year performance.

•	Increased NEO performance-based compensation. We modified the EIP to place greater weight on individual performance-based compensation relative to total cash compensation for our CEO and other NEOs.

•
CEO base salary remained at the fiscal year 2011 level. After careful consideration of relevant peer data and in an effort to increase the performance-based mix of our CEO's compensation, the Board chose to maintain our CEO's fiscal year-end 2011 base salary in fiscal year 2012. As a group, those NEOs who worked for us as of the end of fiscal year 2011 received modest base salary increases in fiscal year 2012 of, on average, 3.05%.

•
Long-term incentives remain weighted toward stock options granted semi-annually. The Board continued to promote long-term equity compensation in the form of grants of stock options and restricted stock, with greater weight given to stock options that increase in value as stockholder value increases. Moreover, to reduce the risk that the exercise price of stock options may be unduly impacted by general overall stock market volatility, we continued the practice of awarding equity grants to executives on a semi-annual basis at pre-determined periods during the year.

•
Perquisites were minimal. We have a conservative approach to perquisites, providing only limited additional benefits to NEOs over our employees in general, including an auto allowance, a non-taxable health expenses reimbursement program, financial, estate and tax services reimbursement, business club membership reimbursement, personal liability insurance reimbursement and a permanent total disability policy for our CEO.

•
Severance agreements remained conservative. We maintained limited severance agreements with our executives with change of control based severance packages including one year base salary, at target incentive bonuses, and COBRA contributions for the majority of our executives and two years base salary, at target incentive bonuses and COBRA contributions for our CFO. Our CEO has slightly broader and more generous severance arrangements but they remain at or below industry norms. (A more detailed description of the executive severance arrangements are included in the section entitled "Employment and Change of Control Severance Agreements for Our NEOs," below). No material changes to our executives' severance arrangements were made in fiscal year 2012.

•	No NEOs were entitled to tax gross-ups. None of our NEOs or other executives has tax gross up or other similar tax reimbursement provisions in any of their employment agreements.

Below are graphs and charts representing the actual allocation of executive compensation in fiscal year 2012 with comparisons to prior year information.

•	Short-term and long-term incentives linked to corporate performance continue to represent a significant percentage of our CEO's total compensation.

* The term "TDC" in the table above means total direct compensation. The components of TDC are described in the section entitled "Total Direct Compensation" of "Compensation Elements" below.

•	For the past three fiscal years, actual total cash compensation paid to our NEOs relative to our internal targets was generally aligned with overall corporate and individual NEO performance.

* The term "TCC" in the table above means total cash compensation. The components of TCC are described in the section entitled "Total Direct Compensation" of "Compensation Elements" below.
** Joe Burton's actual total cash compensation is not included because he was newly-hired in fiscal year 2012; however, his achievement was consistent with that of the other NEOs.

The Committee continues to review and refine our Compensation Framework to effectively align NEO compensation to corporate performance.

OUR COMPENSATION FRAMEWORK

Our Compensation Philosophy and Guiding Principles

Our executive compensation philosophy is that compensation should be competitive and vary with actual performance. Accordingly, our compensation program is designed to link executive compensation to corporate goals and to the individual contributions of each NEO and his or her team to the achievement of those goals. The compensation program consists of: (i) base salary; (ii) variable cash incentives that reward NEOs for the achievement of performance goals which are designed to enhance long-term stockholder value; (iii) long-term equity incentives that align the interests of the NEOs with stockholders; and (iv) reasonable, competitive benefits consistent with our overall executive compensation program.

The guiding principles of our executive compensation program are: (i) attract highly qualified executives and motivate them to perform at the highest levels; (ii) reward outstanding performance while discouraging excess risk-taking; (iii) retain executives whose skills are essential for building our business and creating long-term value; (iv) annually establish short-term targets for cash incentives that are directly tied to our overall financial performance as well as to individual areas of accountability; (v) implement long-term incentives to align executive compensation with corporate results and stockholder value creation by fostering a sense of ownership and accountability; and (vi) provide a comprehensive compensation package that is competitive with the compensation paid to executives in similar positions at comparable companies allowing us to recruit and retain successful individuals capable of meeting the foregoing principles.

Role of the Compensation Committee

The compensation policies for senior executives, including the NEOs, are overseen by the Committee. Each Committee member is an independent, non-employee, outside director as defined under applicable New York Stock Exchange ("NYSE") listing standards, Rule 16(b)-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended, respectively, with experience in managing executives and making executive compensation decisions. The Committee solicits input from the CEO when making compensation decisions for senior executives (other than the CEO).

The Committee believes that compensation must be viewed holistically and, therefore, evaluates compensation based upon Total Direct Compensation ("TDC"). TDC is composed of base salary, non-equity cash incentives and long-term incentives ("LTI"). LTI is typically composed of equity granted in the form of (i) stock options, and (ii) awards of restricted stock ("RSAs"), restricted stock units ("RSUs") or a combination of RSAs and RSUs as the Committee deems appropriate.

Role of Our Stockholder Say-on-Pay Votes

We provide stockholders with the opportunity to cast an annual advisory vote on our executive compensation ("say-on-pay"). At our 2011 Annual Meeting of Stockholders, 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this affirms stockholders' support of our approach to executive compensation. Based on our stockholders' strong support for our say-on-pay proposal in 2011, we did not make fundamental changes to our approach to executive compensation in fiscal year 2012.

Role of the CEO and Senior Vice President of Human Resources

Each year, the CEO and Senior Vice President of Human Resources provide the Committee with an assessment of each NEO's prior year performance with respect to the specific performance objectives previously established by the CEO and the Committee for that particular NEO. The CEO also provides his assessment of how each NEO's performance influenced our overall performance. The CEO does not provide an assessment of his own performance. Based on the CEO's assessments, together with information provided by our compensation consultant, Mercer (US) Inc. ("Mercer"), the CEO also recommends changes to the compensation package and performance objectives for each NEO (other than himself). After the close of the fiscal year, the Committee makes the final decision on the amount and payment of any annual bonuses to our NEOs.

Role of the Compensation Consultant

The Committee has retained Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer reports directly to the Committee Chair. At the Committee's direction, Mercer provided the following services for the Committee during fiscal year 2012: (i) advice on NEO target award levels within the non-equity and LTI programs and, as needed, on Committee actions with respect to compensation of NEOs; (ii) advice on bonus plan targets; (iii) ongoing advice on the design of our non-equity and LTI plans; and (iv) information on executive compensation trends. Mercer may contact our employees for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that the officers and employees may also receive. All of the decisions with respect to the amount or form of executive and director compensation under our executive and director compensation programs are made by the Committee alone and reflect the assessment of the CEO and Senior Vice President of Human Resources, as discussed above, the information and advice provided by Mercer and other factors and considerations it deems relevant.

Compensation Elements

The basic components of our compensation program are:

Base Salaries. Base salaries are typically established annually based on the scope of each NEO's responsibilities and benchmarked against compensation paid by similar sized companies for similar positions. To remain competitive, base salaries are generally targeted near the median of the range of salaries for executives in similar positions; however, the Committee does not target a specific percentile when setting compensation levels.

Short-Term Cash Incentive Bonuses ("STI"). Under our revised EIP dated May 6, 2011, the Committee established performance-based annual bonuses to encourage participants to focus on achieving Company-wide financial performance goals and functional goals. The bonus pool was funded ("Corporate Pool Funding") based on meeting or exceeding EIP funding metrics, comprised of Non-GAAP Operating Income and Asset Utilization targets ("Funding Metrics"). The individual target award opportunities are a percentage of base salary. Actual payouts may be above or below the target award opportunities based on a combination of performance against Company-wide performance goals ("Shared Corporate Goals"), weighted 70%, and the goals assigned to each NEO ("Functional Goals"), weighted 30%. For executives under the EIP, the minimum cash bonus payable is zero. The maximum payable is the lesser of (i) the Corporate Pool Funding percentage or (ii) 150% of each individual's target award opportunity for both the Shared Corporate Goals and the Functional Goals. For target awards to be paid, the thresholds for the Corporate Pool Funding must be met. Calculations, performance evaluations and expected payouts are determined and actual payouts are made after the close of the fiscal year for which performance is being measured. Performance against the funding objectives determines the aggregate amount in the Corporate Pool Funding available for allocation. Actual Corporate Pool Funding equals the sum of all participants' individual target awards multiplied by the weighted average achievement of the EIP Funding Metrics targets. Maximum Corporate Pool Funding is 150% of the targets.

To achieve competitive target total cash compensation levels, the Committee determines the appropriate total target award opportunities for the participants. The determination is made in part by examining the median of the range of short-term cash incentives and target total cash compensation for executives in similar positions with similar responsibilities at comparable companies; however, the Committee uses its own judgment in determining proper levels of compensation for the NEOs.

Long-Term Equity Incentives ("LTI"). This term refers to equity incentives granted in the form of stock options, RSAs, RSUs or any combination of the three that reward our NEOs for performance over periods greater than one year. These incentives are designed to align executive compensation with the interests of our stockholders by incentivizing NEO's to improve Company performance in ways that increase the value of our stock, thereby increasing the value of the equity awards granted to the NEOs. The value of stock options is calculated using the Black-Scholes option-pricing model. RSAs and RSUs are valued at the fair market value of our common stock which is the closing stock price as reported on the NYSE on the date of grant. The Committee makes awards of equity to NEO's based upon the factors set forth in the section entitled "Total Direct Compensation" below.

Total Direct Compensation ("TDC"). The term TDC refers to the sum of LTI and total target cash compensation, or "TCC". "Actual TCC" is the sum of annual base salary and STI awarded under the EIP. "Target TCC" is the sum of annual base salary and the target STI. To remain reasonably competitive, the Committee generally targets TDC at the median of the range of TDC for executives in similar positions with similar responsibilities at comparable companies. When our performance is above pre-established target thresholds for a given year, NEOs will generally earn greater than median pay and when performance falls below target thresholds, NEOs will typically earn less than median pay. The Committee believes a compensation program that enables greater than median compensation when performance exceeds pre-established targets, supports its goal of incentivizing NEOs to increase stockholder value.

Health and Welfare Benefits and Perquisites. We also provide NEOs with employee benefits such as medical and dental insurance and a 401(k) plan that are generally available to all employees. The Committee also believes it is appropriate to offer NEOs certain additional benefits that are reasonable, competitive and consistent with our overall executive compensation program including: (i) an auto allowance; (ii) a non-taxable health expense reimbursement program; (iii) financial, estate and tax services reimbursement; (iv) business club membership reimbursement; (v) personal liability insurance reimbursement; (vi) permanent total disability insurance policy for our CEO; and (vii) one additional week of paid vacation per year for each of the first three years after hire. Except for the permanent total disability insurance for our CEO, each additional benefit is either capped at a fixed amount or only reimbursable at a fixed percentage and are subject to applicable taxes and withholdings. The value of these additional benefits, constituting only a small percentage of each NEO's TDC, are included in the "Summary Compensation Table" elsewhere in this Proxy Statement.

Key Elements of Compensation in Fiscal Year 2012

Pay Element	Pay Element Description	Link to Performance	Intended Market Position	Intended Compensation Philosophy Element
				Market Competitive	Performance Based	Long-term Focused	Aligned with Stockholders	Equity Stake
Base Salary	Fixed salary provided to each NEO	Reflects market competitiveness, performance and time in role	Generally market median (1)	X	X
Short-Term Cash Incentive Bonuses
Annually calculated incentive awards (all payable after the close of the fiscal year) provided for performance during fiscal year 2012 based on achievement of Shared Corporate Goals and Functional Goals

For fiscal year 2012, the annual incentive plan for NEOs was based on achievement of Non-GAAP Operating Income, financial and operating goals (Shared Corporate Goals), and functional goals specified for each NEO. Performance for Shared Corporate Goals was 70% of target. Consequently, the annual bonus opportunity was at 92.1% of target (annual bonuses are capped at the lesser of the Corporate Pool Funding percentage, or 150%).
			Generally market median (1)	X	X		X
Long-Term Incentives	A mix of any of stock options, RSAs and RSUs.
Equity awards are linked to long-term service and are intended to reward executives for long-term performance. Options provide value if the share price increases relative to the closing price of our common stock on the date of grant.
			Generally market median (1)	X	X	X	X	X

(1)
We review data from published surveys and proxy statements in assessing market levels (see the section entitled "The Benchmark Study" below for additional detail). We do not target a specific percentile when determining compensation levels).

Performance Based Compensation

All our employees, including our NEOs and all other executive officers, participate in one or more variable compensation programs. The EIP, described under the section "Short-Term Cash Incentive Bonuses" in "Compensation Elements" above, is one component of a variable compensation program pursuant to which our NEOs may receive variable performance-based cash compensation. Beginning in fiscal year 2011, we modified our broad-based cash compensation programs under which all our employees are eligible to earn cash bonuses as a percentage of their base salaries. Under our variable cash compensation plans actual payouts may vary significantly depending on overall corporate and individual performance, each as compared to previously established performance targets. The Committee or Board sets corporate and executive goals while our management is responsible for establishing individual objectives for non-executive employees. The Committee and our executive management believe this style of compensation program motivates our employees to work faster, smarter, more creatively and with more of an entrepreneurial spirit in order to capitalize on the new and fast moving business opportunities in fields in which we compete, such as Unified Communications ("UC"), and align each employee's performance with overall corporate goals and the interests of our stockholders.

Additionally, the Committee approved, at its June 16, 2011 meeting, changes to the EIP for fiscal year 2012 to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. As a result, the maximum payable to each individual in fiscal year 2012 was the lesser of (i) either the Corporate Pool Funding percentage or (ii) 150% of each individual's target award opportunity for both the Shared Corporate Goals and the Functional Goals. The Committee confirms that the Funding Metrics were achieved before any payments are made under the EIP.

The Benchmark Study

In fiscal year 2012, Mercer, in collaboration with the Committee, used the following surveys to gather objective external compensation data. The Committee has agreed upon the following three sets of data sources to benchmark pay for our NEOs:

•Radford Global Technology Survey;
•Mercer's US Global Premium Executive Remuneration Suite; and
•Mercer's Global Disclosure Database.

The Radford Global Technology Survey, filtered to approximately 120 companies, includes companies primarily in the high-technology industries, with $500 million to $999.9 million in annual revenue. A listing of these companies is set forth at Appendix E-1 to this Proxy Statement.

Mercer's US Global Premium Executive Remuneration Suite, filtered to approximately 540 companies in various industries with trailing twelve-month annual revenue between $300 million to $1.2 billion (half to two times our trailing twelve-month annual revenue), provides compensation data for executives from companies in all industries, not just high-technology companies. A listing of these companies is set forth at Appendix E-2 to this Proxy Statement.

Mercer's Global Disclosure Database includes data from recent proxy statement disclosures for approximately 60 companies in the Technology Hardware and Equipment, Application Software, and Systems Software industries with annual revenue between $300 million and $1.2 billion. Proxy statement data was also considered for approximately 20 companies in the Technology Hardware and Equipment industry with annual revenue between $300 million and $1.2 billion. A listing of these companies is set forth at Appendix E-3 to this Proxy Statement.

Base Salary

In determining changes to salary levels for NEOs for fiscal year 2012, the Committee carefully considered the following:

•	Each executive's current salary position relative to the market median based on the Benchmark Study;

•	Plantronics' business performance and its Company-wide merit increase budget of 3.6% of payroll;

•	CEO input on individual performance and recommendations for change; and

•	The Committee's own observations on the performance and contribution of each NEO.

Fiscal year 2012 base salary increases for our NEOs averaged 3.05%, or 4.07% excluding our CEO. The result of the fiscal year 2012 salary decisions is that each of the NEO's salaries are aligned closely with our philosophy of positioning fixed compensation with the market median. In aggregate, salary levels for the NEOs other than the CEO are, on average, within 5% of the market median. The CEO's salary was not increased in fiscal year 2012, as discussed in the section "Compensation of the Chief Executive Officer" below.

Short-Term Cash Incentive Bonuses

The EIP for fiscal year 2012 consisted of a single annual bonus opportunity based on fiscal year 2012 performance. The target award opportunities are expressed as a percent of base salary. As described above, funding of the pool is based on the Corporate Pool Funding, which for fiscal year 2012 was based on EIP Funding Metrics consisting of Non-GAAP Operating Income and Asset Utilization. Actual payouts may vary and be above, at, or below each executive's target award opportunity depending on a combination of performance against Shared Corporate Goals and Functional Goals. The minimum payout can range from zero, based on significant underperformance, to a maximum of 150% of each individual's target award opportunity. The maximum payable is the lesser of: (i) the Corporate Pool Funding percentage; or (ii) 150% of each individual's target award opportunity for both the Shared Corporate Goals and the Functional Goals. The sum of all payouts under the EIP could not exceed the Corporate Pool Funding for fiscal year 2012.

2012 Executive Incentive Plan Targets, Performance and Payouts

Under the provisions of the EIP for fiscal year 2012, the Committee determined that, other than the CEO, the NEOs should have 70% of their individual annual target bonus opportunity based on Non-GAAP Operating Income, Market Share on a consolidated, geographic region or product category, depending on the NEO, Inventory Turns, On-time shipments, and Associate Engagement (collectively, the Shared Corporate Goals described in further detail below). An additional 30% of the bonus opportunity was based on Functional Goals that varied by each NEO's area of responsibility. For the CEO, 100% of his individual annual target bonus opportunity was based solely on the Shared Corporate Goals. For fiscal year 2012, progress towards attainment of the Functional Goals was tracked quarterly but payment of awards remained contingent on Corporate Pool Funding based on achievement of the Non-GAAP Operating Income and Asset Utilization targets as of the end of the fiscal year.

The Committee chose the particular Shared Corporate Goals believing they were reasonable performance objectives likely to increase stockholder value. The Non-GAAP Operating Income metric is designed to reward growth in operating income which should be a significant driver of corporate success. The Committee believes the Market Share objective is an important measure of our competitiveness in our target markets directly related to our ability to generate revenues. The Committee considers the Inventory Turns and On-time shipment objectives to be meaningful indicators of our effective utilization of assets which are closely aligned to our profitability. Finally, Associate Engagement is intended to reflect the Committee's desire to maintain a productive and enjoyable workplace that allows us to attract and retain talented employees critical to fulfilling the objectives most likely to increase our profitability and ultimately stockholder value. The targets for each of the metrics are set by the Committee as reasonable goals based on our business plan and historical analysis.

When setting the EIP Funding Metric targets for fiscal year 2012, the Committee took into account a range of factors including historical performance, the fiscal year 2012 business plan and the external market. Overall, the structure was designed to achieve a payout at target on average over time. For example, over a ten year period, following this approach, the Committee would expect half the years to fall below target and half above, with the average to approximate at target performance or a 100% level of payout on STI.

Annual Award Opportunity

The EIP rewards NEOs for meeting or exceeding two annual corporate financial performance objective and uses these objectives to determine the bonus pool funding (Corporate Pool Funding). These EIP Funding Metrics, are comprised of the following two financial goals: Non-GAAP Operating Income and Asset Utilization. Non-GAAP Operating Income is operating income that excludes certain non-recurring and non-cash expenses such as stock-based compensation charges, purchase accounting amortization, impairment of goodwill and long-lived assets and restructuring and other related charges, if any. Asset Utilization addresses how efficiently the management team uses corporate assets to generate revenue and is calculated as full year net revenues, divided by average assets (defined as the five-quarter average of Net Inventory, Net Accounts Receivable, and Net Property, Plant & Equipment, minus Accounts Payable).

The Non-GAAP Operating Income portion of the EIP Funding Metrics accounts for 75% of the potential cash compensation under the EIP. The Asset Utilization portion of the EIP Funding Metrics accounts for the remaining 25%. The Non-GAAP Operating Income and Asset Utilization metrics determine the level of Corporate Pool Funding available for payouts to NEO's and other executive staff. The maximum payable is the lesser of (i) the Corporate Pool Funding percentage or (ii) 150% of each individual's target award opportunity for both the Shared Corporate Goals and the Functional Goals.

The table below shows the weighting and minimum, target and maximum awards under the EIP for fiscal year 2012:

Fiscal Year 2012 EIP Funding Metrics	Weight	Minimum Award Multiplier 0.5x	Target Award Multiplier 1.0x	Maximum Award Multiplier 1.5x
Non-GAAP Operating Income	75%	$145M	$170M	$195M
Asset Utilization	25%	3.09	3.30	3.45
	100%
The Committee established and approved the Award Multipliers set forth in the table above with the Target 1.0x column for fiscal year 2012 as the goal for 100% Corporate Pool Funding. The Committee also set the minimum threshold for the annual Corporate Pool Funding, below which no performance based cash compensation would be paid.

The table below shows actual results for the annual Corporate Pool Funding for fiscal year 2012:

Performance to Fiscal Year 2012 EIP Funding Metrics for Funding of Corporate Pool	Fiscal Year 2012 Results	% Achievement	Total Percentage of Bonus Earned after Award Multiplier	Weight	Weighted Bonus % Funding (1)
Non-GAAP Operating Income	$ 159.2M	93.6%	78.3%	75%	58.7%
Asset Utilization	3.4	103.0%	133.3%	25%	33.3%
Fiscal Year 2012 Corporate Pool Funding					92.1%

(1)
Weighting of the Non-GAAP Operating Income and Asset Utilization EIP Funding Metrics is computed independently.  The sum of the Weighted Bonus Percentage Funding does not equal the two EIP Funding Metrics due to rounding of percentages of the underlying EIP Funding Metrics.  Actual funding of the Corporate Pool Funding was at 92.1%.

The Committee maintains the right to require any participant in the EIP to repay any amounts earned under the EIP if there is a material financial restatement of results for prior years which resulted in overpayment; however, it is not our policy to automatically require repayments in such cases except for certain NEOs as may be required under various laws and regulations. The Committee will evaluate the facts and circumstances of any such case and may require repayment from certain individuals who received undue earnings based on a material financial restatement as a result of material or negligent misrepresentation of financial results.

Our right to recoupment expires unless demand is made within three years following payment and does not apply to stock options, restricted stock or other securities that do not have performance-vesting criteria. Our recoupment right is in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Our right to repayment will be evaluated on a case-by-case basis, including based on state and federal laws, and our ability to collect repayment is uncertain.

FISCAL YEAR 2012 NEO COMPENSATION

The tables below illustrate the specific fiscal year 2012 targets for each NEO with the financial objective measured at the consolidated level. If the financial objective was measured at a level below the consolidated level (such as geographic region or product category) and is not publicly disclosed information, the target itself is not set forth below but the relative percent achieved is shown.

Ken Kannappan

Ken Kannappan's fiscal year 2012 bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands) (1)	Consolidated	$170,132	$159,162	94.2%	65.00%	61.2%
Inventory Turns (2)(6)	Consolidated	—	—	118.8%	6.25%	7.4%
On-Time Shipment (6)	Consolidated	—	—	100.5%	6.25%	6.3%
Associate Engagement (3)(6)		—	—	75.0%	12.50%	9.4%
Market Share (4)(6)	OCC	—	—	102.2%	10.00%	10.2%
Total Target Bonus (in whole $)		$675,000	$621,675
Total Percentage of Bonus Eligible to be Achieved						94.5%
Total Percentage of Bonus Payout						92.1%
Total Bonus Payout (5)			$621,675

(1)	Non-GAAP Operating Income achievement is defined as the average achievement of quarterly Non-GAAP Operating Income against the quarterly targets.

(2)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated ending net inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(3)	Associate Engagement is measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey.

(4)
Market Share is defined as our net revenues from Office and Contact Center ("OCC") products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(5)
Under the provisions of the EIP, progress towards attainment of the goals was tracked quarterly but bonus payout remained contingent on achievement of the threshold as of the end of fiscal year 2012. The Committee retains discretion to adjust actual awards consistent with the terms of the EIP.

(6)	Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Mr. Kannappan's objectives were focused on Company-wide objectives. Mr. Kannappan's Market Share objective was measured on two-way OCC market share derived from the financial reports of a leading competitor and us.

During the five year period from fiscal year 2008 to fiscal year 2012, the range of achievement against objectives resulted in payouts under the then applicable short term incentive plan of 28% to 144% with an average over that period of 106%. In three of the five years, the payout was greater than 100%. Actual payout under the fiscal year 2012 EIP versus target for Mr. Kannappan was 92.1%. These overall results are consistent with the design of the EIP.

Barbara Scherer

Barbara Scherer's fiscal year 2012 bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands) (1)	Consolidated	$170,132	$159,162	94.2%	35.00%	33.0%
Inventory Turns (2)(6)	Consolidated	—	—	118.8%	6.25%	7.4%
On-Time Shipment (6)	Consolidated	—	—	100.5%	6.25%	6.3%
Associate Engagement (3)(6)		—	—	75.0%	12.50%	9.4%
Market Share (4)(6)	OCC	—	—	102.2%	10.00%	10.2%
Functional Goals (6)		—	—	87.8%	30.00%	26.3%
Total Target Bonus (in whole $)		$243,750	$224,250
Total Percentage of Bonus Eligible to be Achieved						92.6%
Total Percentage of Bonus Payout						92.0%
Total Bonus Payout (5)			$224,250

(1)	Non-GAAP Operating Income achievement is defined as the average achievement of quarterly Non-GAAP Operating Income against the quarterly targets.

(2)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated ending net inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(3)	Associate Engagement is measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey.

(4)
Market Share is defined as our net revenues from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(5)
Under the provisions of the EIP, progress towards attainment of the goals was tracked quarterly but payout remained contingent on achievement of the threshold as of the end of fiscal year 2012. The Committee retains discretion to adjust actual awards consistent with the terms of the EIP.

(6)	Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Five of Ms. Scherer's objectives (Non-GAAP Operating Income, Inventory Turns, On-Time Shipment, Associate Engagement, and Market Share) were Shared Corporate Goals comprising 70% of her annual objectives in terms of value. The remaining 30% was tied to her Functional Goals which consist of her responsibilities as leader of the global Finance, Legal, Internal Audit, and Information Technology functions. Examples of Ms. Scherer's Functional Goals in fiscal year 2012 were to maintain and improve accounting quality, improve business intelligence reporting and accessibility and to support UC through the CIO role.

During the five year period from fiscal year 2008 to fiscal year 2012, the range of achievement against objectives resulted in payouts under the then applicable short term incentive plan of 33% to 144% with an average over that period of 90%. In two of the five years, the payout was greater than 100%. Actual payout under the EIP versus target for Ms. Scherer in fiscal year 2012 was 92.0%. These overall results are consistent with the design of the EIP.

Joseph Burton

Joseph Burton's fiscal year 2012 bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands) (1)	Consolidated	$170,132	$159,162	94.2%	35.00%	33.0%
Inventory Turns (2)(6)	Consolidated	—	—	118.8%	6.25%	7.4%
On-Time Shipment (6)	Consolidated	—	—	100.5%	6.25%	6.3%
Associate Engagement (3)(6)		—	—	75.0%	12.50%	9.4%
Market Share (4)(6)	OCC	—	—	102.2%	10.00%	10.2%
Functional Goals (6)		—	—	99.5%	30.00%	29.9%
Total Target Bonus (in whole $)		$196,875	$181,322
Total Percentage of Bonus Eligible to be Achieved						96.1%
Total Percentage of Bonus Payout						92.1%
Total Bonus Payout (5)			$181,322

(1)	Non-GAAP Operating Income achievement is defined as the average achievement of quarterly Non-GAAP Operating Income against the quarterly targets.

(2)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated ending net inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(3)	Associate Engagement is measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey.

(4)
Market Share is defined as our net revenues from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(5)
Under the provisions of the EIP, progress towards attainment of the goals was tracked quarterly but payout remained contingent on achievement of the threshold as of the end of fiscal year 2012. The Committee retains discretion to adjust actual awards consistent with the terms of the EIP.

(6)	Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Mr. Burton manages Product Development & Technology for us. Five of Mr. Burton's objectives (Non-GAAP Operating Income, Inventory Turns, On-Time Shipment, Associate Engagement, and Market Share) were Shared Corporate Goals comprising 70% of his objectives in terms of value. The remaining 30% of his incentives were tied to his Functional Goals related to his functional responsibilities. Examples of his Functional Goals in fiscal year 2012 were to improve our product development process, drive innovation and establish a product roadmap for strong market leadership, attain certain revenues from our UC products and to attract and invest in talent according to our plan.

Mr. Burton joined Plantronics and began participating in the EIP in fiscal year 2012. His EIP payout was prorated for the portion of fiscal year 2012 that he was an employee.

Don Houston

Don Houston's fiscal year 2012 bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands) (1)(6)	Americas & Asia Pacific	--	—	94.2%	35.00%	33.0%
Inventory Turns (2)(6)	Consolidated	—	—	118.8%	6.25%	7.4%
On-Time Shipment (6)	Consolidated	—	—	100.5%	6.25%	6.3%
Associate Engagement (3)(6)		—	—	75.0%	12.50%	9.4%
Market Share (4)(6)	OCC	—	—	102.2%	10.00%	10.2%
Functional Goals (6)		—	—	113.9%	30.00%	34.2%
Total Target Bonus (in whole $)		$239,304	$220,399
Total Percentage of Bonus Eligible to be Achieved						100.5%
Total Percentage of Bonus Payout						92.1%
Total Bonus Payout (5)			$220,399

(1)	Non-GAAP Operating Income achievement is defined as the average achievement of quarterly Non-GAAP Operating Income against the quarterly targets.

(2)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated ending net inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(3)	Associate Engagement is measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey.

(4)
Market Share is defined as our net revenues from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(5)
Under the provisions of the EIP, progress towards attainment of the goals was tracked quarterly but payout remained contingent on achievement of the threshold as of the end of fiscal year 2012. The Committee retains discretion to adjust actual awards consistent with the terms of the EIP.

(6)	Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Mr. Houston manages the North America, Latin America and Asia-Pacific sales regions. Accordingly, 35% of his incentives were tied to Non-GAAP Operating Income for these geographic regions. In addition, 35% of his objectives were tied to the Shared Corporate Goals for Inventory Turns, On-Time Shipment, Associate Engagement, and Market Share.

The remaining 30% of his incentives were tied to his Functional Goals related to his functional responsibilities. Examples of Mr. Houston's Functional Goals in fiscal year 2012 were to meet certain targets including achieving revenue targets from our UC products, forecasting UC revenue within a certain range of accuracy and increasing revenues in Small & Medium Business customers.

During the five year period from fiscal year 2008 to fiscal year 2012, the range of achievement against objectives resulted in payouts under the then applicable short term incentive plan of 33% to 144% with an average over that period of 107%. In three of the five years, the payout was greater than 100%. Actual payout under the EIP versus target for Mr. Houston in fiscal year 2012 was 92.1%. These overall results are consistent with the design of the EIP.

Renee Niemi

Renee Niemi's fiscal year 2012 bonus plan and performance was as follows:

Performance Metric	Basis of Performance Metric	Target	Actual	% Achievement	Weight	Weighted Score
Non-GAAP Operating Income (in thousands) (1)	Consolidated	$170,132	$159,162	94.2%	35.00%	33.0%
Inventory Turns (2)(6)	Consolidated	—	—	118.8%	6.25%	7.4%
On-Time Shipment (6)	Consolidated	—	—	100.5%	6.25%	6.3%
Associate Engagement (3)(6)		—	—	75.0%	12.50%	9.4%
Market Share (4)(6)	OCC	—	—	102.2%	10.00%	10.2%
Functional Goals (6)		—	—	98.2%	30.00%	29.5%
Total Target Bonus (in whole $)		$210,990	$194,322
Total Percentage of Bonus Eligible to be Achieved						95.7%
Total Percentage of Bonus Payout						92.1%
Total Bonus Payout (5)			$194,322

(1)	Non-GAAP Operating Income achievement is defined as the average achievement of quarterly Non-GAAP Operating Income against the quarterly targets.

(2)
Inventory Turns is defined as (consolidated quarterly cost of revenues multiplied by 4) divided by (consolidated ending inventory balance for such quarter). The cost of revenues is measured on a GAAP basis.

(3)	Associate Engagement is measured through our percentile ranking amongst a benchmark group of companies in an annually administered Employee Engagement Survey.

(4)
Market Share is defined as our net revenues from OCC products divided by the sum of such revenue plus OCC revenue as reported from a leading competitor. We use this measure as no other public data on the OCC revenue of other competitors is readily available to our knowledge.

(5)
Under the provisions of the EIP, progress towards attainment of the goals was tracked quarterly but payout remained contingent on achievement of the threshold as of the end of fiscal year 2012. The Committee retains discretion to adjust actual awards consistent with the terms of the EIP.

(6)	Target and Actual achievement of these metrics have been intentionally omitted as they constitute competitively sensitive commercial and financial information.

Ms. Niemi manages Communication Solutions for us. Five of Ms. Niemi's objectives (Non-GAAP Operating Income, Inventory Turns, On-Time Shipment, Associate Engagement, and Market Share) were Shared Corporate Goals comprising 70% of her objectives in terms of value. The remaining 30% of her incentives were tied to her Functional Goals related to her functional responsibilities. Examples of her Functional Goals in fiscal year 2012 were to attain a level of achievement of metrics for new product development, achieve certain revenue amounts for our UC products, attain certain portfolio metrics, attain certain software success metrics and achieve consumer profitability targets.

During the five year period from fiscal year 2008 to fiscal year 2012, the range of achievement against objectives resulted in payouts under the then applicable short term incentive plan of 32% to 144% with an average over that period of 104%. In three of the five years, the payout was greater than 100%. Actual payout under the EIP versus target for Ms. Niemi in fiscal year 2012 was 92.1%. These overall results are consistent with the design of the EIP.

Target Versus Actual Total Cash Compensation Earned in Fiscal Year 2012

The following table lists the Actual TCC each NEO earned during fiscal year 2012 in comparison to Target TCC.

	Target Incentive Compensation			Actual Incentive Compensation
Name and Position	Base Salary(1)	Annual Bonus	Target TCC	Annual Bonus	Actual TCC	Actual TCC as a Percentage of Target TCC
Ken Kannappan	$675,000	$675,000	$1,350,000	$621,675	$1,296,675	96.1%
Director, President and CEO
Barbara Scherer	$375,000	$243,750	$618,750	$224,250	$599,250	96.8%
Senior Vice President, Finance & Administration and CFO
Joseph Burton (2)	$302,885	$196,875	$499,760	$181,322	$484,207	96.9%
Senior Vice President Engineering and Development and Chief Technology Officer
Don Houston	$368,160	$239,304	$607,464	$220,399	$588,559	96.9%
Senior Vice President, Sales
Renee Niemi	$324,600	$210,990	$535,590	$194,322	$518,922	96.9%
Senior Vice President, Communication Solutions

(1)
Reflects base salaries as of July 4, 2011 except for Mr. Burton. As Mr. Burton was hired during the course of fiscal year 2012, the target base salary shown is his actual base salary earned in fiscal year 2012. Mr. Burton's target base salary on a full annualized basis in fiscal year 2012 was $350,000 and his annual bonus target based on a full fiscal year would have been $227,500.

(2)
In addition to the compensation above, Mr. Burton received a $250,000 sign-on bonus in fiscal year 2012 ("Bonus"). The Bonus is subject to applicable taxes and withholdings, and is repayable under the following terms: (i) should Mr. Burton voluntarily terminate his employment within two years of payment of the Bonus, he (a) would have repaid 100% of the Bonus if he had left prior the first anniversary of the date of payment of the Bonus, (b) must repay 50% of the Bonus if he leaves after the first anniversary of the first payment but before the second anniversary, and (c) must repay 0% of the Bonus if he leaves on or after the second anniversary of the first payment. On the one year anniversary of his employment, he received an additional $250,000 payment that is subject to the same repayment requirements should he voluntarily terminate his employment within two years of the second payment.

Long Term Equity Incentives - General

We offer long-term equity incentives to our NEOs through our 2003 Stock Plan. The Committee approves and authorizes grants of stock options, RSAs and RSUs, or a combination of any of the three, to NEOs after consideration of: (i) the equity granted to executives in similar jobs at comparable companies based on the bi-annual surveys discussed in "The Benchmark Study" above; (ii) the individual's scope of responsibilities; (iii) past performance; (iv) input from the CEO (other than with respect to the CEO); and (v) the potential to influence our long-term growth and profitability. The Committee gives no particular weight to any factor. A subjective determination is made after considering the foregoing factors in aggregate.

Stock options granted to NEOs generally vest annually over three years from the date of grant and have a seven-year term. For grants of 10,000 or more shares, RSAs and RSUs generally vest pro rata on a quarterly basis over a four-year period from the date of grant. For grants under 10,000 shares, vesting occurs pro rata on an annual basis over a four-year period from the date of grant. The Committee has determined that a four year vesting schedule for RSAs and RSUs meets our goal of retaining valuable employees by providing the opportunity to realize gains from owning our stock.

Stock Options and Restricted Stock Grants

In fiscal year 2008, the Committee began making annual equity awards to our executives in two semi-annual installments to balance potential benefits or penalties to NEOs that may result from volatility of our common stock price based on external economic factors. The Committee believes that this semi-annual approach to granting stock options is similar in concept to "dollar cost averaging" in investing.

In accordance with this process, the Committee annually in advance sets the total estimated number of equity awards to be awarded each fiscal year to executive officers, including all NEOs. Thereafter, the first half of the awards for each fiscal year would be granted in the Fall (typically in November) after the completion of the first half of the fiscal year and the second half of the awards would be reviewed and, unless the Committee decides to make changes to the grants, as a result of, for example, a significant change in performance of one or more individual NEOs, granted in the Spring (typically in May) after completion of the full fiscal year.

Beginning in fiscal year 2012, the Committee modified the timing of the annual equity awards such that the first half of annual awards are granted at the beginning of the fiscal year (typically in May) and the second half of the awards, if acceptable to the Committee after further review, are granted after the first half of the fiscal year (typically in November). The change was made to align equity award incentives with actual performance during the fiscal year. As a consequence of the change in timing, fiscal year 2012 included a transition as it relates to the granting of equity awards. As such, during fiscal year 2012 executive officers, including the NEOs, received equity awards in connection with (i) the second half of fiscal year 2011, and (ii) both halves of fiscal year 2012. The Committee intends to continue to make grants on a semi-annual basis in the future, typically in the Spring and Fall.

Committee approved equity awards are granted shortly after financial results are announced, typically three days after an applicable quarterly or annual earnings release. The Committee believes this follows best practices in granting equity by allowing financial markets sufficient time to adjust to our operating results. The Committee believes this practice further supports long-term growth in the value of our stock.

As noted in the section entitled "Role of the CEO and Senior Vice President of Human Resources" above, following the completion of each fiscal year the CEO and Senior Vice President of Human Resources provide the Committee with an assessment of each NEO's prior year performance based on the specific performance objectives previously established for each particular executive. The CEO also provides his assessment of how each NEO's performance influenced our overall performance. The CEO does not provide an assessment of his own performance. Based on the CEO's assessments, together with information provided by Mercer, the CEO also recommends the types of equity grants (typically stock options and RSAs) and number of shares under each type for each NEO other than himself. The Committee thereafter makes the final decision on the types of equity grants and number of shares granted to each NEO.

Mr. Kannappan considered the following information to develop his recommendations for equity grants to the NEOs in fiscal year 2012, and the Committee considered the same information and such other information as the Committee deemed appropriate when deciding whether to accept his recommendations:

•
The history of prior equity awards to the NEOs and the current and potential value of each of their vested and unvested holdings. The Committee furthermore considered each NEO's past performance, future contribution potential and other compensation elements previously awarded;

•	The total pool of our common stock budgeted for all employee awards for the fiscal year and the portion going to the NEOs as a percent of the total;

•	Mercer's review of market-competitive total direct compensation levels, as well as general market trends in long-term incentive grant practices;

•	The historical grant levels and historical market data regarding equity awards for comparable jobs in similar companies;

•	The anticipated value of the stock options and RSAs; and

•
An appropriate split of the total LTI award into stock options and RSAs. The actual split for each executive was based on Mr. Kannappan's assessment and recommendation. In each case, factors considered included the benefit that would be received from stock options only if the stock price were to increase versus the fact that a benefit would be received from restricted stock whether the stock price increased or not.

Based upon all of the above-referenced factors, Mr. Kannappan determined that grants should take into consideration market-competitive LTI and total direct compensation levels, with appropriate variation based upon individual NEO performance. Mr. Kannappan reviewed his recommendations with Mercer and agreed to a mix equal to approximately 60% of the equity value in stock options and 40% of the equity value in RSAs. This mix was generally consistent with our historic practice, and Mercer advised that it was consistent with market practice.

The Committee evaluated Mr. Kannappan's recommendations, giving no particular weight to any factor and made a subjective determination, after considering all of the relevant factors in aggregate. For a discussion of Mr. Kannappan's equity grants, see "Our CEO's Long Term Incentive Equity Grants" below. Based on all of the above, the Committee accepted Mr. Kannappan's recommendations and granted equity awards as set forth below.

The Committee approved equity awards to the NEOs in the amounts described below on two occasions in fiscal year 2012. On May 6, 2011, as part of its regular, semi-annual review of LTI for the NEOs, the Committee met and approved a grant of options and RSAs as part of the fiscal year 2012 targeted equity grants. The total number of RSAs for fiscal year 2012 and the first portion of the total number of options targeted for fiscal year 2012 were approved and granted on May 6, 2011. In addition, as discussed above, on May 6, 2011, the Committee approved a second grant of stock options previously targeted as part of the fiscal year 2011 equity grants. Thereafter, on November 4, 2011, the Committee met again and approved the grant of the second half of the total number of options targeted for fiscal year 2012.

Equity awards granted to our NEOs during fiscal year 2012 were as follows:

	Equity Awards Granted in May 2011		Equity Awards Granted in November 2011
Name	RSA Shares	Stock Option Shares	Stock Option Shares	Total RSA Shares	Total Stock Option Shares (1)
Ken Kannappan	20,000	50,000	50,000	20,000	100,000
Barbara Scherer	—	—	—	—	—
Don Houston	7,000	13,500	13,500	7,000	27,000
Renee Niemi	7,000	13,500	13,500	7,000	27,000

(1)
In connection with the transition of the timing of equity awards described above, in May 2011, each of the NEOs also received non-qualified stock options for the second half of fiscal year 2011 which are not included in the table above. The number of shares granted were: (i) Ken Kannappan 50,000; (ii) Barbara Scherer 15,000; (iii) Don Houston 17,500; and (iv) Renee Niemi 17,500.

Mr. Burton was hired subsequent to the Committee's annual compensation review process. As a result, the Committee separately considered his compensation, including his LTI, in connection with the recruitment and employment offer process prior to his start date of May 23, 2011. On his start date, Mr. Burton was granted a non-qualified stock option to purchase 20,000 shares of common stock with an exercise price based on the closing price of our common stock of $35.16 and having a Black-Scholes valuation of $11.92 per share. The option vests over a period of three years with one-third vesting on the first anniversary of his start date and the remaining two-thirds vesting monthly thereafter. In connection with his start of employment, Mr. Burton also was granted two restricted stock awards, one in the form of a RSA and the other in the form of a RSU, each in the amount of 25,000 shares. Both the RSA and RSU awards to Mr. Burton vest over a period of four years, with 25% vesting following the first anniversary of his date of hire and the remaining 75% vesting in quarterly installments thereafter.

Pay Mix for Fiscal Year 2012

A considerable portion of each NEO's TDC is variable as opposed to fixed. In fiscal year 2012, approximately 19% of Mr. Kannappan's target TDC consisted of base salary, 19% consisted of non-equity incentives (cash bonuses) and the remaining 62% consisted of long-term incentive equity grants. Excluding Ms. Scherer and not including the sign-on bonus of $250,000 received by Mr. Burton in fiscal year 2012, each of the other NEOs had a similar target TDC structure, with approximately 70% of their TDC consisting of variable compensation (non-equity and equity incentives). In fiscal year 2012, 61% of Ms. Scherer's target TDC consisted of base salary and 39% consisted of non-equity incentives (cash bonuses).

Perquisites

In addition to the standard employee benefits package generally available to all of our employees, each NEO is eligible to receive the following perquisites: (i) an auto allowance; (ii) a non-taxable health expense reimbursement program; (iii) financial, estate and tax services reimbursement; (iv) business club membership reimbursement; (v) personal liability insurance reimbursement; and (vi) one additional week of paid vacation per year for each of the first three years after hire. Mr. Kannappan also has a permanent total disability insurance policy for which we pay an annual premium of $10,514.

Compensation of Chief Executive Officer

As part of its assessment of the CEO's fiscal year 2011 performance and in connection with the review of compensation recommendations for him in fiscal year 2012, the Committee carefully considered the CEO's contribution to the organization. Similar to the factors considered for the other NEOs, the Committee also considered competitive market data provided by Mercer, our business performance and Company-wide budget for salary increases.

Considering the above factors, the Committee determined during its May 6, 2011 meeting that Mr. Kannappan's then-current base salary was competitive with the market median presented by Mercer, but his performance-based, annual cash bonus target opportunity was below market median. As a result, the Committee did not increase his annual base salary of $675,000 but approved an increase in the cash bonus target from 90% to 100% of base salary. As a result, Mr. Kannappan's TCC, comprised of an annual base salary and an annual cash bonus opportunity as set forth in the EIP, was approximately 12% above the market median presented by Mercer. The increases to Mr. Kannappan's short-term incentive cash bonus opportunity and award of long-term incentives were in recognition of his significant contributions to the organization and his impact on creation of value for stockholders. For a description of the EIP, see “Short-Term Cash Incentive Compensation.”

Our CEO's Long-Term Incentive-Equity Grants

In determining our CEO's long-term incentive equity grant, the Committee considered the same factors specified above in the section entitled "Stock Options and Restricted Stock Grants" used to establish equity awards for the other NEOs. For Mr. Kannappan, the Committee targeted a value mix of approximately 65% stock options and 35% RSA for fiscal year 2012. This mix is weighted more heavily by stock options than for other NEOs which reflects the desire of the Committee for the CEO's compensation to be more leveraged and more at risk than for other NEOs. The total number of stock options and RSAs were determined by the amount needed to approximate the market median for LTI and TDC.

In accordance with the Committee's assessment of Mr. Kannappan's performance in fiscal year 2012, it approved a grant to him of 20,000 shares in the form of a RSA and a non-qualified stock option for the purchase of 50,000 shares on May 6, 2011. The Committee furthermore preliminarily set as a target another stock option grant of 50,000 shares for award in November 2011. The Committee's decision was based upon Mr. Kannappan's performance, the equity grants that had been made to Mr. Kannappan during the prior year and extensive discussions, input and recommendations from Mercer.

The total value of the targeted equity grants for fiscal year 2012 was estimated to be $2,204,400 based on the closing price of our stock of $36.88 on April 6, 2011. The total value of the equity award consisted of approximately 67% of equity value in the form of the stock option ($1,466,800) and 33% of the equity value in the form of the RSA ($737,600).

On April 24, 2012, the Committee approved for grant on May 4, 2012, 65,000 shares of our common stock in the form of a stock option for the first half of Mr. Kannappan's total recommended grant for fiscal year 2013 and preliminarily targeted an additional 65,000 shares for grant in November 2012 for the second half of his total recommended grant. Additionally, on April 24, 2012, the Committee approved for grant on May 4, 2012, the award of 20,000 shares in the form of a RSA as part of his fiscal year 2013 grant. The total estimated value of the two stock option grants and RSA based on the April 13, 2012 closing price of our stock of $37.28 was approximately $2,141,363, consisting of 65% of the equity value in the form of stock options ($1,395,763) and 35% of the equity value in the form of the RSA ($745,600).

Risk

We have designed our compensation programs to avoid excessive risk. The following are some of the features of our programs intended to help us appropriately manage business risk:

•
an assortment of vehicles for delivering compensation, both fixed and variable, short-term and long-term, including cash and equity, intended to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	diversification of incentive-related risk by employing a variety of performance measures;

•	a balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	annual equity grants, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term;

•	annual goals and payment of cash bonuses under our EIP to discourage short-term risk-taking;

•	potential repayment of one or more years of unearned cash bonuses under our EIP in the event of a material financial restatement; and

•	fixed maximum award levels for performance-based awards.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per individual per year the federal income tax deductibility of compensation, other than qualifying performance-based compensation within the meaning of Section 162(m), paid to our CEO and to each of the other three most highly compensated executive officers, other than our CFO. The EIP and the 2003 Stock Plan permit the Committee to grant awards that qualify as performance-based compensation and the Committee structures bonuses under the EIP and awards of stock options and stock appreciation rights under the 2003 Stock Plan to optimize tax deductibility with respect to those awards to the greatest extent prudent or possible. With that said, the Committee considers one of its primary responsibilities to be structuring compensation programs that will attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the stockholders' interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, time-vested restricted stock, perquisites and special cash incentives), which may be subject to the $1,000,000 annual limitation. To date, the $1,000,000 limitation has not materially reduced the tax deduction on compensation paid to our executives and the Committee believes that, for the near future, there is little risk that we will lose any material tax deduction for executive compensation.

Employment and Change of Control Severance Agreements for Our NEOs

Certain Named Executive Officers

To retain our NEOs in the event of an acquisition of the Company, the Committee develops and approves change of control severance agreements (the "Change of Control Agreements"). In entering into these agreements, the Committee's primary objective is to ensure that we will have the continued dedication and objectivity of our NEOs, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these NEOs with those of the stockholders.

In general, the Change of Control Agreements for Mr. Houston, Mr. Burton, and Ms. Niemi provide that, if a "Change of Control" (as defined in the Change of Control Agreements) occurs, then 100% of the executive's outstanding equity awards will vest according to the vesting schedule specified in the 2003 Stock Plan. In addition, if the executive's employment is terminated by us without "Cause" or by the executive for "Good Reason" (as those terms are defined in the Change of Control Agreements) within twenty-four (24) months after a Change of Control, the executive will be entitled to receive:

•	accrued compensation; and

•	a severance payment equal to the sum of:

◦	100% of the executive's annual base salary in effect immediately prior to the executive's termination date or (if greater) at the level in effect immediately prior to the Change of Control;

◦	that prorata portion or all of the executive's annual target incentive bonus that the executive has earned but not yet been paid; and

◦	100% of the executive's annual target incentive bonus for the year in which the severance payment is triggered.

The Change of Control Agreements also provide for the executive to receive the following severance benefits:

•	continuation of certain health benefits for the executive and his or her eligible dependents for not more than 12 months following the termination date; and

•	full vesting of the executive's equity awards to the extent outstanding on the termination date and not otherwise vested.

The receipt of benefits under the Change of Control Agreements are subject to compliance with the terms of (i) the standard confidentiality agreement between the executive and us; (ii) an agreement not to solicit other employees to terminate their employment with us for a two year period; and (iii) a release of claims against us.

The Change of Control Agreements also contain provisions that are designed to provide to each respective executive the greatest amounts of benefits after taking into account taxes that may be payable under Section 4999 of the Internal Revenue Code if any of the benefits constitute "parachute payments" under 280G of the Internal Revenue Code.

The Change of Control Agreements provide that cash severance benefits will be payable following the executive's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

The Change of Control Agreement for Ms. Scherer is identical to the Change of Control Agreements of the other NEOs described in this section with the exception that she would be entitled to receive a severance payment equal to the sum of: (i) 200% of her annual base salary; (ii) that prorata portion or all of her annual target incentive bonus that she has earned but not yet been paid; and (iii) 200% of her annual target incentive bonus for the year in which the severance payment is triggered. Ms. Scherer's consideration under the Change in Control Agreement is greater than the other NEOs because a survey provided by Mercer on change of control practices indicated that chief financial officers typically receive greater payments upon a change in control. The Committee agreed that the foregoing level of severance compensation, if the change of control payment is triggered, was appropriate for Ms. Scherer.

Mr. Kannappan's Employment Agreement

In 1999, Mr. Kannappan entered into an employment agreement (the "Employment Agreement") that provided, if his employment was terminated for any reason other than for "Cause" (as defined in the Employment Agreement), that Mr. Kannappan would be entitled to receive the benefits described below. In January 2009, Plantronics and Mr. Kannappan amended and restated the Employment Agreement (the "First Restated Employment Agreement") to conform the agreement to the requirements of Internal Revenue Code Section 409A and to update the change of control provisions to fit current market conditions.

In November 2009, Plantronics and Mr. Kannappan amended the First Restated Employment Agreement (the "Second Restated Employment Agreement"). Under the Second Restated Employment Agreement, if Mr. Kannappan's employment is terminated for any reason other than for "Cause", then subject to Mr. Kannappan signing and not revoking a release of claims against us, for the period of twenty-four (24) months following the Termination Date (the "Severance Payment Period") Mr. Kannappan shall be entitled to receive: (i) continued cash compensation payments equal to seventy-five percent (75%) of the average annual cash compensation earned based on the four (4) full fiscal quarters immediately preceding the Termination Date; provided, however, the time for calculating seventy-five percent (75%) of the average annual cash compensation earned shall be measured by the average annual (four (4) successive quarters grouped together) cash compensation earned in the twelve (12) full fiscal quarters immediately preceding the Termination Date and (ii) the continued provision of "Company Benefits," including "Medical Benefits" (both as defined in the Second Restated Employment Agreement).

If Mr. Kannappan voluntarily reduces his compensation as a cost reduction measure, his continued cash compensation payment shall not be calculated as outlined immediately above, but instead, the continued cash compensation payment calculation shall equal seventy-five percent (75%) of the average of the annual cash compensation earned per year in the number of full fiscal quarters specified above as if the voluntary reduction was not implemented.

The cash compensation shall be payable in accordance with our normal payroll policies as applied to our executives. Such payments and the provision of Company Benefits shall be discontinued and we shall be entitled to a refund of all compensation paid upon a breach by Mr. Kannappan of his obligations with respect to proprietary information and a covenant not to compete or solicit.

If we terminate Mr. Kannappan's employment without "Cause" or if Mr. Kannappan resigns for "Good Reason", and such termination occurs on or within twenty-four (24) months after a Change of Control (both as defined in the Second Restated Employment Agreement), then Mr. Kannappan shall receive the following: (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the Change of Control; and (B) 100% of his annual target incentive bonus for the year in which the severance payment is triggered. Under the terms of his Second Restated Employment Agreement, Mr. Kannappan would have also been entitled to 100% of his quarterly incentive target bonus; however, as we no longer offer a quarterly incentive bonus, we have confirmed with Mr. Kannappan that any severance payment would not include any quarterly incentive target bonus amount. As compared to the benefits received upon termination for any reason other than for "Cause", Mr. Kannappan would only receive certain benefit continuation coverage. The Second Restated Employment Agreement provides that, if Mr. Kannappan is entitled to receive (1) both severance compensation described in the preceding three paragraphs above and (2) the compensation described in this paragraph, he shall be entitled to receive the payment which yields him the greatest economic benefit. In addition, subject to Mr. Kannappan's continued employment with us through the effective date of such Change of Control, 100% of his outstanding equity awards shall vest in full.

The Second Restated Employment Agreement provides that cash severance benefits will be payable only following Mr. Kannappan's "separation from service" with us within the meaning of Section 409A and that such payments may be subject to a six-month delay period if required under Section 409A.

Payments Upon Termination or Change of Control

Ken Kannappan

The following table shows the potential payments upon termination or a change of control of the Company for Ken Kannappan, our President and CEO, as of March 31, 2012:

Executive Benefits and Payments Upon Separation	Termination for Any Reason Other Than For Cause		Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$2,104,134	(1)	$2,700,000	(2)	$—

Benefits	$98,072	(3)(5)	$73,726	(4)	$—

(1)
Assuming that the termination occurred during the period immediately following the end of fiscal year 2012, but before the end of the first fiscal quarter of 2013, and taking into account the fact that Mr. Kannappan earned his bonus for fiscal year 2012, Mr. Kannappan would be entitled to receive, for a period of 24 months following the Termination Date, continued cash compensation payments (in accordance with our normal payroll policies) equal to 75% of the average annual cash compensation earned during the twelve (12) full fiscal quarters immediately preceding the Termination Date. For a complete description of the benefits Mr. Kannappan is entitled to receive as well as the conditions to which such payments are subject, see "Mr. Kannappan's Employment Agreement" above.

(2)
Mr. Kannappan is entitled to receive: (i) accrued compensation; and (ii) a severance payment equal to the sum of:  (A) 300% of his annual base salary in effect immediately prior to the termination date or (if greater) at the level in effect immediately prior to the change of control and (B) 100% of his annual target incentive bonus for the year in which the severance payment is triggered. Under the terms of his Second Restated Employment Agreement, Mr. Kannappan would have also been entitled to 100% of his quarterly incentive target bonus but, as previously mentioned, we no longer offer a quarterly incentive bonus. Therefore, we have confirmed with Mr. Kannappan that any termination related payment would not include a quarterly incentive target bonus amount.

(3)	Certain Company Benefits estimated at $98,072 based on fiscal year 2012 medical benefits; automobile expense reimbursement program benefits; and disability, life and other group insurance benefits.

(4)	Continued employee benefits reasonably estimated at $73,726 based on fiscal year 2012 employee benefits.

(5)
Mr. Kannappan is entitled to reimbursement of certain medical expenses not covered under our medical plans generally available to all employees. This Exec-U-care medical reimbursement program allows for reimbursement of up to $1,250,000 per year. In fiscal year 2012, the amount reimbursed was $4,146 and is included in the amount reported.

The estimated benefit Mr. Kannappan would have received if his 210,002 unvested stock option shares held as of March 31, 2012 became fully vested as a result of a Change of Control, is $1,253,485. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested stock option shares held by Mr. Kannappan by the difference between our common stock price of $40.26 on March 30, 2012 and the exercise price of the stock options, with negative values reported as zero.

The estimated benefit Mr. Kannappan would have received if his 39,689 unvested restricted stock award shares held as of March 31, 2012 became fully vested as a result of a Change of Control, is $1,597,765. The estimated benefit amount of unvested restricted stock awards was calculated by multiplying the number of unvested restricted stock award shares held by Mr. Kannappan by our common stock price of $40.26 on March 30, 2012, net of $0.01 consideration paid per share for awards prior to March 31, 2010.

In the event Mr. Kannappan's employment terminates as a result of voluntary resignation then that portion of any outstanding equity awards which would vest had his employment continued for the next succeeding twelve (12) months shall become fully vested. The estimated benefit Mr. Kannappan would have received if his 129,445 unvested stock option shares held as of March 31, 2012 became fully vested as a result of his voluntary termination, is $842,922. The estimated benefit Mr. Kannappan would have received if his 17,500 unvested restricted stock award shares held as of March 31, 2012 became fully vested as a result of voluntary resignation, is $704,469. The estimated benefits are based on our common stock price of $40.26 on March 30, 2012.

In the event Mr. Kannappan's employment terminates as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, then that portion of any outstanding equity awards which would vest had his employment continued for the next succeeding eighteen (18) months shall become fully vested as a result. The estimated benefit Mr. Kannappan would have received if his 165,557 unvested option shares held as of March 31, 2012 fully vested as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, is $1,023,814. The estimated benefit Mr. Kannappan would have received if his 24,376 unvested restricted stock award shares held as of March 31, 2012 fully vested as a result of Involuntary Termination (other than for Cause), or due to Death or Disability, is $981,275. The estimated benefits are based on our common stock price of $40.26 on March 30, 2012.

In the event Mr. Kannappan is terminated for Cause, all unvested equity awards shall terminate upon his Termination Date.

Barbara Scherer

On February 27, 2012, we entered into a Transition Agreement ("Transition Agreement") with Barbara Scherer, our Senior Vice President, Finance & Administration and CFO. Ms. Scherer will be stepping down from her role as CFO effective upon her successor commencing employment with us (the date on which her successor commences employment with us is referred to as the "Successor Commencement Date"). Prior to the Successor Commencement Date, Ms. Scherer will continue in her role as CFO on a full-time basis, reporting to our CEO. As of the Successor Commencement Date, her role will be to assist in the transition of her duties to her successor, which is expected to be for a period of four weeks following the Successor Commencement Date (the "Expected Termination Date").

If the Expected Termination Date had occurred on March 31, 2012 and Ms. Scherer had remained employed with us through that date, or, if her employment with us had been terminated by us other than for Cause (as defined in the Transition Agreement) or as a result of her death or Disability (as defined in the Transition Agreement), then subject to her executing and not revoking a supplemental separation agreement in favor of us, she would have received the following as of March 31, 2012:

•	a lump sum payment of $375,000, less applicable withholdings;

•
a lump sum cash payment, less applicable withholdings, equal to the cash bonus she would have otherwise received under our EIP assuming she remained employed through March 31, 2012. The amount otherwise payable to Ms. Scherer of $224,250 was actually paid to her on June 7, 2012;

•
her outstanding equity awards would have vested as to that number of shares that would otherwise have vested through March 31, 2012 as if the equity awards had been vesting on the monthly anniversary of the vesting commencement date applicable to each such award;

•
a lump sum payment equal to 150% of (a) the monthly premium she would be required to pay to continue her group plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") at the rates in effect on the date her employment with us terminates, multiplied by (b) twelve (12), less applicable withholdings. As of March 31, 2012, the amount would have been $24,575. This payment would have been made regardless of whether she elected COBRA continuation coverage; and

•
Company-paid Exec-U-Care medical reimbursement benefits through March 31, 2013 to the extent permitted under the terms of the Exec-U-Care plan. The maximum amount that may be reimbursed annually is $1,250,000. In fiscal year 2012, the amount reimbursed to Ms. Scherer was $2,453.

Moreover, the Transition Agreement also provides for, among other terms, a cash bonus under the 2013 Executive Incentive Plan pro-rated from the first day of fiscal year 2013 through the Successor Commencement Date based on an annual target bonus opportunity of $243,750 and bonus pool funding levels determined by corporate achievement, a general release of claims in favor of us, continued confidentiality obligations by Ms. Scherer, and mutual non-disparagement obligations by both Ms. Scherer and us.

Joe Burton

The following table shows the potential payments upon termination or a change of control of the Company for Joe Burton, our Senior Vice President of Engineering and Development and Chief Technology Officer, as of March 31, 2012:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$—	$1,008,822	(1)	$—

Benefits	$—	$24,575	(2)	$—

(1)
If Mr. Burton's employment is terminated by us without "Cause" or by him for "Good Reason" within twenty-four (24) months after a Change of Control, Mr. Burton will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 100% of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that prorata portion or all of his annual target incentive bonus that he has earned but not yet been paid; and (C) 100% of his annual target incentive bonus. Mr. Burton would also be entitled to the second half of his sign-on bonus, $250,000, if he did not voluntarily terminate his employment. This additional $250,000 is included in the amount reported above.

(2)    Certain employee benefits reasonably estimated at $24,575 based on fiscal year 2012 employee benefit payments.

Don Houston

The following table shows the potential payments upon termination or a change of control of the Company for Don Houston, our Senior Vice President, Sales as of March 31, 2012:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Other Than For Cause After Change in Control		Termination for Cause
Compensation	$—	$827,863	(1)	$—

Benefits	$—	$24,575	(2)	$—

(1)
If Mr. Houston's employment is terminated by us without "Cause" or by him for "Good Reason" within twenty-four (24) months after a Change of Control, Mr. Houston will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 100% of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that prorata portion or all of his annual target incentive bonus that he has earned but not yet been paid; and (C) 100% of his annual target incentive bonus.

(2)	Certain employee benefits reasonably estimated at $24,575 based on fiscal year 2012 employee benefit payments.

Renee Niemi

The following table shows the potential payments upon termination or a change of control of the Company for Renee Niemi, our Senior Vice President, Communication Solutions as of March 31, 2012:

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination Other Than For Cause After Change of Control		Termination for Cause
Compensation	$—	$729,912	(1)	$—

Benefits	$—	$8,828	(2)	$—

(1)
If Ms. Niemi's employment is terminated by us without "Cause" or by her for "Good Reason" within twenty-four (24) months after a Change of Control, Ms. Niemi will be entitled to receive (i) accrued compensation; and (ii) a severance payment equal to the sum of: (A) 100% of her annual base salary in effect immediately prior to her termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) that prorata portion or all of her annual target incentive bonus that she has earned but not yet been paid; and (C) 100% of her annual target incentive bonus.

(2)	Certain employee benefits reasonably estimated at $8,828 based on fiscal year 2012 employee benefit payments.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us for fiscal years 2012, 2011 and 2010 to the NEOs. For a narrative description of our compensation philosophy and compensation elements, see the section "Compensation Discussion and Analysis" above.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Ken Kannappan	2012	$675,000	$—	$733,400	$1,864,685	$621,675	$66,875	$3,961,635
Director, President and CEO	2011	$651,923	$—	$634,900	$1,198,675	$793,830	$65,692	$3,345,020
	2010	$639,058	$—	$421,750	$905,196	$826,781	$61,186	$2,853,971
Barbara Scherer	2012	$375,000	$—	$—	$189,998	$224,250	$47,496	$836,744
Senior Vice President, Finance & Administration and CFO	2011	$375,000	$—	$217,680	$387,270	$121,873	$51,163	$1,152,986
	2010	$382,212	$—	$241,000	$396,757	$357,129	$47,162	$1,424,260
Joe Burton (5)	2012	$302,885	$250,000	$1,829,000	$238,418	$181,322	$44,244	$2,845,869
Senior Vice President of Engineering and Development and Chief Technology Officer	2011	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Don Houston	2012	$364,620	$—	$256,690	$554,131	$220,399	$53,293	$1,449,133
Senior Vice President, Sales	2011	$347,269	$—	$290,240	$419,536	$304,977	$55,597	$1,417,619
	2010	$346,538	$—	$216,900	$415,347	$323,797	$55,745	$1,358,327
Renee Niemi	2012	$318,450	$—	$256,690	$554,131	$194,322	$35,541	$1,359,134
Senior Vice President – Communication Solutions	2011	$287,981	$—	$290,240	$419,536	$252,548	$36,592	$1,286,897
	2010	$267,788	$—	$241,000	$322,396	$223,262	$35,419	$1,089,865

(1)	Includes all bonus payments, if any, paid outside of the Executive Incentive Plan ("EIP"). See also Note 5.

(2)
Stock awards amounts and option awards amounts reported are the aggregate grant date fair value of stock-related awards in fiscal year 2012 computed in accordance with FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 as filed with the SEC on May 25, 2012 for the assumptions used to value such awards.

(3)	Amounts shown are the sum of the components (a) and (b) below:

a)
The following payments were made on June 4, 2010 under the quarterly bonus goals of the EIP for fiscal year 2010: Mr. Kannappan ($287,576), Ms. Scherer ($124,219), Mr. Houston ($112,625) and Ms. Niemi ($77,657). The fiscal year 2011 amounts include the following payments made on June 9, 2011 under the quarterly bonus goals of the EIP for fiscal year 2011: Mr. Kannappan ($292,593), Ms. Scherer ($60,936), Mr. Houston ($112,019) and Ms. Niemi ($92,676). No quarterly bonus goal payments were made under the EIP in fiscal year 2012.

b)
In fiscal year 2010, the following payments were made under the Annual Incentive Plan of the EIP on June 4, 2010: Mr. Kannappan ($539,205), Ms. Scherer ($232,910), Mr. Houston ($211,172) and Ms. Niemi ($145,605). The fiscal year 2011 amounts include the following payments made on June 9, 2011 under the Annual Incentive Plan of the EIP for fiscal year 2011: Mr. Kannappan ($501,237), Ms. Scherer ($60,937), Mr. Houston ($192,958) and Ms. Niemi ($159,872). All amounts reported for fiscal year 2012 were annual amounts earned under the EIP and were paid on June 7, 2012.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions, 401(k) match payments, restricted stock award dividends and insurance premiums, a supplemental benefit program available only to employees whose titles are vice president and above to reimburse participants for items such as medical co-payments, legal and financial planning services, and a car allowance.

(5)
Mr. Burton's employment commenced on May 23, 2011. The amount reported in the columns entitled, "Salary" and "Non-Equity Incentive Plan Compensation" in the table above are the amounts actually earned by Mr. Burton from his hire date to the end of fiscal year 2012. The amount reported in the column entitled "Bonus" reflects the amount actually paid to Mr. Burton as a sign-on bonus. If Mr. Burton had voluntarily terminated his employment prior to the first anniversary of the receipt of the $250,000 payment, he would have been obligated to repay all of the $250,000. If he voluntarily terminates his employment after the first anniversary but prior to the second anniversary of the $250,000 payment, he will be obligated to repay $125,000.

Grants of Plan Based Awards

The following table shows information concerning plan based awards to the NEOs during fiscal year 2012:

GRANTS OF PLAN-BASED AWARDS

	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Ken Kannappan (4)		$337,500	$675,000	$1,012,500
	5/6/2011				20,000			$733,400
	5/6/2011					100,000	$36.67		$1,266,650
	11/4/2011					50,000	$33.12		$598,035
Barbara Scherer		$121,875	$243,750	$365,625
	5/6/2011					15,000	$36.67		$189,998
Joe Burton (5)		$98,438	$196,875	$295,313
	5/23/2011					20,000	$35.16		$238,418
	5/31/2011				50,000			$1,829,000
Don Houston		$119,652	$239,304	$358,956
	5/6/2011				7,000			$256,690
	5/6/2011					31,000	$36.67		$392,662
	11/4/2011					13,500	$33.12		$161,469
Renee Niemi		$105,495	$210,990	$316,485
	5/6/2011				7,000			$256,690
	5/6/2011					31,000	$36.67		$392,662
	11/4/2011					13,500	$33.12		$161,469

(1)
Pursuant to the policy of the Compensation Committee in fiscal year 2012, stock options to NEOs other than Mr. Burton were approved and granted on May 6, 2011 and November 4, 2011, three days after quarterly financial results are announced. The exercise price of such options is equal to the closing market price of our common stock on the date of grant. See also Note 5.

(2)	Actual amounts paid under the fiscal year 2012 EIP are set forth in the "Summary Compensation Table" above.

(3)
Restricted stock awards of 10,000 or more shares vest in quarterly installments over a four year period from the date of grant. Restricted stock awards of less than 10,000 shares vest in four annual installments on the anniversaries of the date of grant. 33.3% of the shares subject to stock options vest on the one-year anniversary of the grant, and 1/36th of the shares subject to stock options vest each month thereafter.

(4)	Please see discussion of acceleration of equity grants in the section entitled "Mr. Kannappan's Employment Agreement."

(5)
Mr. Burton's hire date was May 23, 2011. His stock option grant occurred on the date of his hire and his restricted stock awards were granted on the last day of the calendar month in which his employment commenced. Additionally, the amounts reported in the "Target" and "Maximum" columns of the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" section of the table above reflect the pro rated amounts Mr. Burton was eligible to receive for at target and maximum performance under our EIP.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number of shares acquired and value realized for stock options exercised and restricted stock awards vested during fiscal year 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Kannappan	505,000	$8,390,287	20,313	$708,869
Barbara Scherer	169,027	$2,485,595	8,000	$271,388
Joe Burton	-	$—	-	$—
Don Houston	40,000	$873,046	9,000	$302,630
Renee Niemi	15,000	$31,016	8,650	$297,496

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information about stock options and restricted stock awards held by our NEOs that were outstanding as of the end of fiscal year 2012:

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ken Kannappan	100,000	—	$26.90	9/3/2013	(3)
	24,000	—	$27.16	10/19/2012	(3)
	100,000	—	$20.44	10/27/2013	(3)
	20,000	—	$27.58	10/26/2014	(3)
	30,000	—	$24.17	5/2/2015	(3)
	51,944	3,056	$16.97	5/8/2016	(4)
	40,277	9,723	$24.11	10/30/2016	(4)
	30,555	19,445	$30.04	5/7/2017	(4)
	22,222	27,778	$36.28	11/5/2017	(4)
	—	50,000	$36.67	5/6/2018	(4)
	—	50,000	$36.67	5/6/2018	(4)
	—	50,000	$33.12	11/4/2018	(4)
					(5)	39,689	1,597,765
Barbara Scherer	1,667	1,667	$16.97	5/8/2016	(6)
	972	3,403	$24.11	10/30/2016	(6)
	1,458	6,806	$30.04	5/7/2017	(6)
	6,666	8,334	$36.28	11/5/2017	(6)
	—	15,000	$36.67	5/6/2018	(6)
					(7)	10,375	417,639
Joe Burton	—	20,000	$35.16	5/23/2018	(8)
					(9)	50,000	2,013,000
Don Houston	30,000	—	$26.90	9/3/2013	(3)
	10,000	—	$20.44	10/27/2013	(3)
	6,000	—	$27.58	10/26/2014	(3)
	9,000	—	$24.17	5/2/2015	(3)
	12,500	—	$12.78	10/27/2015	(3)
	30,694	1,806	$16.97	5/8/2016	(4)
	14,097	3,403	$24.11	10/30/2016	(4)
	10,694	6,806	$30.04	5/7/2017	(4)
	7,778	9,722	$36.28	11/5/2017	(4)
	—	17,500	$36.67	5/6/2018	(4)
	—	13,500	$36.67	5/6/2018	(4)
	—	13,500	$33.12	11/4/2018	(4)
					(10)	18,750	754,818
Renee Niemi	5,000	—	$36.85	6/6/2012	(3)
	5,000	—	$20.44	10/27/2013	(3)
	1,067	—	$27.58	10/26/2014	(3)
	2,800	—	$24.17	5/2/2015	(3)

10,000	—	$12.78	10/27/2015	(3)
18,888	1,112	$16.97	5/8/2016	(4)
14,097	3,403	$24.11	10/30/2016	(4)
10,694	6,806	$30.04	5/7/2017	(4)
7,778	9,722	$36.28	11/5/2017	(4)
—	17,500	$36.67	5/6/2018	(4)
—	13,500	$36.67	5/6/2018	(4)
—	13,500	$33.12	11/4/2018	(4)
				(11)	19,250	774,943

(1)
All unvested options vest over a three-year period with 1/3 vesting on the first anniversary of the grant date and 1/36th per month thereafter as long as the grantee remains employed by us. For restricted stock awards to existing employees, vesting occurs annually over a four-year period for awards of less than 10,000 shares; for awards of 10,000 shares or more, vesting occurs quarterly over the four-year period so long as the employee remains employed by us. For restricted stock awards to new employees in connection with their hire, vesting occurs annually over a four-year period for awards of less than 10,000 shares; for awards of 10,000 shares or more, vesting occurs over a four-year period, with 25% of the shares vesting following the first anniversary of the date of grant and the remaining shares vesting in quarterly installments thereafter so long as the employee remains employed by us.

(2)
Stock Awards granted prior to April 4, 2010 require the payment of the par value of our common stock of $0.01 per share, which amounts have been subtracted from the outstanding awards of Messrs. Kannappan and Houston and Messes. Scherer and Niemi. Mr. Burton's Stock Awards do not require payment of par value and are valued at the number of shares outstanding multiplied times the closing price of our common stock of $40.26 as of March 31, 2012.

(3)	Stock Option is fully vested.

(4)	Stock options fully vest in the order listed on May 8, 2012, October 30, 2012, May 7, 2013, November 5, 2013, May 6, 2014, May 6, 2014, and November 4, 2014, respectively.

(5)
Based on four stock awards granted on October 27, 2008, October 30, 2009, November 5, 2010 and May 6, 2011, respectively, with 3,750, 7,657, 12,032, and 16,250 shares, respectively, remaining unvested at the end of fiscal year 2012.

(6)	Stock options fully vest on May 8, 2012, October 30, 2012, May 7, 2013, November 5, 2013, and May 6, 2014, respectively.

(7)
Based on three stock awards granted on October 27, 2008, October 30, 2009, and November 5, 2010, respectively, with 1,500, 4,375, and 4,500 shares, respectively, remaining unvested at the end of fiscal year 2012.

(8)	Stock option fully vests on May 23, 2014.

(9)	Based on two stock awards of 25,000 shares each, granted on May 31, 2011.

(10)
Based on four stock awards granted on October 27, 2008, October 30, 2009, November 5, 2010 and May 6, 2011, respectively, with 1,250, 4,500, 6,000, and 7,000, shares, respectively, remaining unvested at the end of fiscal year 2012.

(11)
Based on four stock awards granted on October 27, 2008, October 30, 2009, November 5, 2010 and May 6, 2011, respectively, with 1,875, 4,375, 6,000, and 7,000, shares, respectively, remaining unvested at the end of fiscal year 2012.

Compensation Committee Interlocks and Insider Participation

Directors Tseu, Hammann and Hart served as members of the Compensation Committee during fiscal year 2012, none of whom was or has been an officer or employee of Plantronics and none of whom had any relationship requiring disclosure as required by Item 404 of Regulation S-K. None of the relationships described in Item 407(e)(4)(iii) of Regulation S-K existed during fiscal year 2012.

CERTAIN RELATIONS AND RELATED TRANSACTIONS

If a related party transaction is determined by our General Counsel to be material to us, the Audit Committee must review and approve the matter in writing in advance of any such transactions. We must report all such transactions under applicable accounting rules, federal securities laws, and NYSE rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related business. We did not have any related party transactions in fiscal year 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received, or certain written representations from the reporting persons, we believe that, during fiscal year 2012, all filing requirements applicable to our Officers and Directors were performed in compliance with the requirements of Section 16(a).

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

For the Board of Directors

/s/ Rich Pickard
Rich Pickard
Secretary
Dated: June 22, 2012

APPENDIX A

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2012.

The Audit Committee of the Board of Directors has:

•
reviewed and discussed Plantronics' audited consolidated Financial Statements for the fiscal year ended March 31, 2012 with Plantronics' management, which has primary responsibility for those statements;

•
discussed with PricewaterhouseCoopers LLP, Plantronics' independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T); and

•
received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

The Board of Directors determined that each member of the Audit Committee is, and has been at all times during the 2012 fiscal year, "independent" as defined under the NYSE listing standards and Plantronics independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement under Rule 10A-3(b) of the Securities Exchange Act for members of Audit Committees. The Board of Directors has further determined that Directors Gregg Hammann, Marshall Mohr and Marv Tseu are "audit committee financial experts" as such term is defined in Item 407 of Regulation S-K, as promulgated by the SEC.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated Financial Statements be included in Plantronics' 2012 Annual Report on Form 10-K.

The Audit Committee

Brian Dexheimer
Gregg Hammann
Marshall Mohr (Chair)
Marv Tseu

APPENDIX B
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and this Proxy Statement.

Members of the Compensation Committee:

Gregg Hammann (Chair)
John Hart
Marv Tseu

APPENDIX C
PLANTRONICS, INC.
2003 STOCK PLAN

Amended and restated, subject to approval of stockholders on August 10, 2012

SECTION 1.	PURPOSES AND DEFINITIONS

1.1	Purposes of the Plan. The purposes of this 2003 Stock Plan are:

(A)	to attract and retain the best available personnel for positions of substantial responsibility,

(B)	to provide additional incentive to Employees, Directors and Consultants, and

(C)	to promote the success of the Company’s business.

1.2	The Plan permits the Administrator to grant Options, Restricted Stock Awards, and Restricted Stock Units.

1.3	Definitions. As used herein, the following definitions shall apply:

(A)	“Administrator” means the Board or any Committees as shall be administering the Plan, in accordance with Section 2.2.

(B)
“Applicable Laws” means the requirements relating to the administration of equity based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(C)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, and Restricted Stock Units.

(D)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, for purposes of clarification, and shall include an Option Agreement, a Restricted Stock Award Agreement, and Restricted Stock Unit Agreement, as applicable. The Award Agreement is subject to the terms and conditions of the Plan.

(E)	“Board” means the Board of Directors of the Company.

(F)	“Change in Control” means the occurrence of any of the following events:

(i)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(G)	“Code” means the Internal Revenue Code of 1986, as amended.

(H)	“Committee” means a committee of individuals appointed by the Board in accordance with Section 2.2.

(I)	“Common Stock” means the common stock of the Company.

(J)	“Company” means Plantronics, Inc., a Delaware corporation.

(K)	“Consultant” means any natural person, including an advisor, engaged, directly or indirectly, by the Company or a Parent or Subsidiary to render services to such entity.

(L)	“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(M)	“Director” means a member of the Board.

(N)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(O)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(P)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(Q)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (NYSE), its Fair Market Value shall be the closing sales price a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator

(R)	“Fiscal Year” means the fiscal year of the Company.

(S)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an "incentive stock option" under Section 422 of the Code.

(T)
“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of the grant of an individual Option, a Restricted Stock Award, and Restricted Stock Unit. The Notice of Grant is part of the agreement evidencing the terms and conditions of a specific grant.

(U)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(V)	“Option” means a stock option granted pursuant to the Plan, as evidenced by a Notice of Grant.

(W)
“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(X)	“Optioned Stock” means the Common Stock subject to an Award.

(Y)	“Outside Director” means a Director who is not an Employee.

(Z)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(AA)	“Participant” means the holder of an outstanding Award granted under the Plan.

(AB)	“Performance Goals” will have the meaning set forth in Section 6.1 of the Plan.

(AC)	“Performance Period” means any Fiscal Year or such other longer or shorter period as determined by the Administrator in its sole discretion.

(AD)
"Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(AE)	“Plan” means this 2003 Stock Plan, as amended and restated.

(AF)	“Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Award or the early exercise of an Option.

(AG)	“Restricted Stock Award” means a grant of Restricted Stock pursuant to the Plan, as evidenced by a Notice of Grant.

(AH)
“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to stock granted under a Restricted Stock Award. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan.

(AI)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 6.

(AJ)
“Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and restrictions applying to a Restricted Stock Unit Award. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(AK)
“Retirement” unless otherwise defined in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or any Parent or Subsidiary of the Company, will have such meaning as the Administrator may determine, or, if not so defined, will mean termination of Participant’s status as a Service Provider after he or she reaches age 55 and has completed at least ten (10) years of employment or service with the Company or any Parent or Subsidiary of the Company; provided, however, that with respect to Outside Directors “Retirement” will mean termination of an Outside Director’s status as a Director when (i) the Outside Director’s age is 55 or over and he or she has continuously been a Director for at least seven (7) years on the date of such termination or (ii) the Outside Director has continuously been a Director for at least ten (10) years from the date of such termination.

(AL)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(AM)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(AN)	“Securities Act” means the Securities Act of 1933, as amended.

(AO)	“Service Provider” means an Employee, Director or Consultant.

(AP)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 7.4.

(AQ)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.	ADMINISTRATION

2.1	Stock Subject to the Plan.

(A)
Subject to the provisions of Section 7.4, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 12,900,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(B)
Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.  Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan.

(C)
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or of an Award or issuance with respect thereto, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by or forfeited to the Company, such Shares shall become available for future grant under the Plan.

2.2	Administration of the Plan.

(A)	Procedure.

(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)
Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(B)
Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted under the Plan;

(iii)	to determine the number of Shares to be covered by each Award granted under the Plan;
(iv)to approve forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Award in accordance with the provisions of the Plan; provided, however, that the Administrator will not permit any Participant to issue a promissory note in order to exercise or otherwise acquire Shares pursuant to an Award;

(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to subplans established for the purpose of satisfying applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 7.6(C)), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan (but not beyond the maximum term permitted under Section 3.3); provided, however, that no such modification or amendment may invalidate this Plan as qualified under Applicable Laws;

(ix)
to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by the Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)
to authorize any person to (i) make decisions, determinations and interpretations on behalf of the Administrator to the extent allowed under Applicable Laws, and (ii) execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(xi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(C)
Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations, and those of any person authorized by the Administrator to make decisions, determinations and interpretations on behalf of the Administrator, shall be final and binding on all Participants and any other holders of Awards.

2.3	Eligibility. Awards may be granted to Service Providers subject to the terms and conditions of the Plan.

SECTION 3.	STOCK OPTIONS

3.1	Limitations.

(A)	An Option granted under the Plan may only qualify as a Nonstatutory Stock Option and shall be designated in an Award Agreement as such.

(B)	The following limitations shall apply to grants of Options:

(i)	No Participant shall be granted, in any Fiscal Year, Options to purchase more than 500,000 Shares.

(ii)
In connection with his or her initial employment, a Participant may be granted Options to purchase up to an additional 500,000 Shares, which shall not count against the limit set forth in Section 3.1(B)(i).

(iii)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 7.4.

(iv)
If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 7.4), the cancelled Option will be counted against the limits set forth in Sections 3.1(B)(i) and (ii).

3.2	Term of Option. The term of each Option shall be seven (7) years from the date of grant or such shorter term as may be approved by the Administrator.

3.3	Option Exercise Price. The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

3.4
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

3.5
Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist, subject to Applicable Laws, entirely of:

(A)	cash;

(B)	check;

(C)
other Shares, including reservation by the Company of Shares issuable to the Participant upon exercise of an Option, which have a Fair Market Value on the date of surrender or reservation equal to the aggregate exercise price of the Shares as to which such Option shall be exercised;

(D)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(E)
a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company sponsored deferred compensation program or arrangement;

(F)	any combination of the foregoing methods of payment; or

(G)
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; provided, however, that the issuance of a promissory note will not be a permissible form of consideration under the Plan.

3.6	Exercise of Option.

(A)
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

(i)
An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 7.4.

(ii)
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(B)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or, in the case of Retirement, as set forth in Section 3.6(E) below, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(C)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(D)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, a Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(E)
Retirement of Participant. If a Participant ceases to be a Service Provider as a result of his or her Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of Retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the date of Participant’s Retirement. If, on the date of Retirement, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after his or her Retirement, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

SECTION 4.	RESTRICTED STOCK AWARDS

4.1
Grant of Restricted Stock. Awards of Restricted Stock may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Shares of Restricted Stock granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Award on its respective date of grant.

4.2
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

4.3
Transferability. Except as provided in this Section 4 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

4.4	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

4.5
Removal of Restrictions. Except as otherwise provided in this Section 4, Shares of Restricted Stock covered by each Award of Restricted Stock granted under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

4.6
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

4.7
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

4.8
Cancellation of Restricted Stock Award. On the date set forth in the Restricted Stock Award Agreement, all unearned or unvested Restricted Stock shall be forfeited to the Company and again will become available for grant under the Plan as set forth in Section 2.1.

SECTION 5.	RESTRICTED STOCK UNITS

5.1
Grant of Restricted Stock Units. Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year no Participant will receive Restricted Stock Units having an aggregate value greater than $2,000,000, as determined based on the Fair Market Value of the Shares subject to each Restricted Stock Unit on its respective date of grant.

5.2
Value of Restricted Stock Unit. Each Restricted Stock Unit will have an initial value that is established by the Administrator on or before the date of grant, subject to the limitations set forth in Section 5.1.

5.3	Vesting. A Restricted Stock Unit may, in the discretion of the Administrator, vest over the Participant’s period of service or upon attainment of specified performance objectives.

5.4
Performance Objectives and Other Terms. The Administrator will set performance objectives (including, without limitation, continued service) in its discretion which, depending on the extent to which they are met, will determine the number of Shares issuable or value of Restricted Stock Units paid out to the Participants. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

5.5
Earning of Restricted Stock Units. After the applicable Performance Period has ended, the holder of Restricted Stock Units will be entitled to receive all or a portion of the Shares issuable or a cash amount payable in accordance with Section 5.6 below base on the number of Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Restricted Stock Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Restricted Stock Unit.

5.6
Form and Timing of Payment of Restricted Stock Units. Issuance of Shares and/or payment of cash earned pursuant to Restricted Stock Units will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in the form of cash, by the issuance of Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units at the close of the applicable Performance Period) or in a combination thereof.

5.7
Cancellation of Restricted Stock Units. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to Restricted Stock Units will be forfeited to the Company, and again will be available for grant under the Plan.

SECTION 6.	PERFORMANCE GOALS

6.1
Performance Goals. The granting and/or vesting of Restricted Stock Awards or Restricted Stock Units may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including one or more of the following measures: (1) stock price, (2) revenue, (3) profit, (4) bookings, (5) cash flow, (6) customer development, (7) customer retention, (8) customer satisfaction, (9) sales channel retention, (10) sales channel satisfaction, (11) sales channel development, (12) associate retention, (13) associate satisfaction, (14) associate development, (15) net bookings, (16) net income, (17) net profit, (18) operating cash flow, (19) operating expenses, (20) total earnings, (21) earnings per share, diluted or basic, (22) earnings per share from continuing operations, diluted or basic, (23) earnings before interest and taxes, (24) earnings before interest, taxes, depreciation and amortization, (25) pre-tax profit, (26) net asset turnover, (27) asset utilization, (28) inventory turnover, (29) capital expenditures, (30) net earnings, (31) operating earnings, (32) gross or operating margin, (33) profit margin, (34) debt, (35) working capital, (36) return on equity, (37) return on net assets, (38) return on total assets, (39) return on capital, (40) return on investment, (41) return on sales, (42) net or gross sales, (43) market share, (44) economic value added, (45) cost of capital, (46) change in assets, (47) technical development, (48) expense reduction levels, (49) debt reduction, (50) productivity, (51) new product introductions, (52) delivery performance, (53) implementation or improvement of new or existing business systems, and (54) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (i) measured in absolute terms, (ii) compared to another company or companies, (iii) measured against the performance of the Company as a whole or a segment of the Company and/or (iv) measured on a pre-tax or post-tax basis (if applicable). Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

SECTION 7.	GENERAL PROVISIONS

7.1
Term of Plan. The Plan originally became effective on September 24, 2003, and was most recently amended and restated on June 11, 2012, subject to obtaining stockholder approval in accordance with Section 7.11. It shall continue in effect until terminated under Section 7.6.

7.2
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator, in its sole discretion, makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members (as such term is defined in the general instructions to Form S-8 under the Securities Act through gifts or domestic relations orders, as permitted by the instructions to Form S-8 of the Securities Act.

7.3
Leaves of Absence. The vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, unless the Administrator determines otherwise pursuant to a leave of absence policy in effect from time to time. A Service Provider will not cease to be an Employee in the case of (i)any leave of absence approved by the Company or (ii)transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

7.4	Adjustments Upon Changes in Capitalization, Merger or Change in Control.

(A)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Shares as well as the price per Share covered by each outstanding Award, and the numerical Share limits in Sections 2 and 3, shall be proportionately adjusted for any change in, or increase or decrease in the number of issued Shares, resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change, or increase or decrease in the number of issued Shares, effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustment, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(B)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for the Participant to have the right to exercise his or her Award prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, or earned, an Award will terminate immediately prior to the consummation of such proposed action.

(C)	Merger or Change in Control.

(i)
Awards. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.

(1)
In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise his or her Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock and Restricted Stock Units will lapse and all performance goals or other vesting criteria with respect to an Award will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of not less than fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

(2)
For the purposes of this Section 7.4(C)(i), an Award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control (and in the case of Restricted Stock Units, for each implied Share determined by dividing the value of the Restricted Stock Unit by the per Share consideration received by holders of Common Stock in the merger or Change in Control), an amount of consideration (whether stock, cash, or other securities or property) equal to the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to such Award, or in the case of Restricted Stock Units, the number of implied shares determined by dividing the value of the Restricted Stock Units by the per Share consideration received by holders of Common Stock in the merger or Change in Control, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of Common Stock in the merger or Change in Control.

(3)
Notwithstanding anything in Section 7.4(C)(i)(2) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-asset sale corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(D)
Outside Director Option and Restricted Stock Grants. Notwithstanding anything in Section 7.4(C)(i) to the contrary, in the event of a merger of the Company with or into another corporation, or a Change in Control, in which an Outside Director is terminated or asked to resign Awards granted to such Outside Director shall vest 100% immediately prior to such merger or Change in Control. In the event of a merger or Change in Control in which an Outside Director is not terminated or asked to resign, such Outside Director’s Awards shall be treated under the terms of Section 7.4(C)(i).

7.5
Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or such later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

7.6	Amendment and Termination of the Plan.

(A)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(B)
Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Additionally, notwithstanding anything in the Plan to the contrary, the Board may not, without the approval of the Company’s stockholders:

(i)
materially increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization as set forth in Section 7.4(A);

(ii)	materially modify the requirements for eligibility to participate in the Plan, or

(iii)
reprice Options issued under the Plan by lowering the exercise price of a previously granted Option, by canceling outstanding Options and issuing replacement Options, or by otherwise replacing existing Options with substitute Options with a lower exercise price.

(C)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

7.7	Conditions Upon Issuance of Shares.

(A)
Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(B)
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.8
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.9	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

7.10
Participant’s Relationship with Company. Neither the Plan nor any Award shall confer upon the Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause.

7.11
Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX D
PLANTRONICS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

Amended and restated, subject to approval of stockholders on August 10, 2012

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. This Plan includes two components: a Code Section 423 Plan Component and a Non-423 Plan Component. It is the intention of the Company to have the Code Section 423 Plan Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the provisions of the Plan with respect to the Code Section 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, this Plan authorizes the grant of options under the Non-423 Plan Component that do not qualify under Section 423 of the Code, pursuant to the rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Employees and/or the Company. Except as otherwise indicated, the Non-423 Plan Component will operate and be administered in the same manner as the Code Section 423 Plan Component.

2.	Definitions.

(a)	“Administrator” shall mean the Board of Directors of the Company or any committee of members of the Board of Directors authorized to administer the Plan.

(b)
“Applicable Laws” shall mean the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Plan is, or will be, offered.

(c)
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)
“Code Section 423 Plan Component” shall mean the component of this Plan that is intended to meet the requirements set forth in Section 423(b) of the Code. The Code Section 423 Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(e)	“Common Stock” shall mean the common stock of the Company.

(f)	“Company” shall mean Plantronics, Inc., a Delaware corporation, and any Designated Subsidiaries.

(g)
“Compensation” shall mean all base straight time gross earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, car allowances, profit-sharing and other compensation. The Administrator shall have the discretion to determine what constitutes Compensation for Participants under the Plan, but for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied on a uniform, non-discriminatory basis.

(h)
“Designated Subsidiary” shall mean any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may provide that any Designated Subsidiary shall only be eligible to participate in the Non- 423 Plan Component and at any given time, a Subsidiary that is a Designated Subsidiary under the Code Section 423 Plan Component shall not be a Designated Subsidiary under the Non-423 Plan Component.

(i)
“Employee” shall mean any individual who is an employee of the Company for tax purposes on an Enrollment Date. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to automatically terminate on the date three (3) months and one day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering Period, determine (and for purposes of the Code Section 423 Plan Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423‑2) that the definition of Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering Period in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering Period. Each exclusion shall be applied with respect to an Offering Period in a manner complying with U.S. Treasury Regulation Section 1.423‑2(e)(2)(ii). For Offering Periods under the Non-423 Plan Component, Eligible Employee will also mean any other employee of an Employer to the extent that Applicable Law requires participation in the Plan to be extended to such employee, as determined by the Administrator.

(j)
“Enrollment Date” shall mean the date that is seven (7) calendar days prior to the first day of each Offering Period or such other date determined by the Administrator on or prior to that Offering Period in a uniform and non-discriminatory basis.

(k)	“Exercise Date” shall mean the last day of each Offering Period.

(l)	“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(m)	“Non-423 Plan Component” shall mean a component of this Plan that is not intended to meet the requirements set forth in Section 423(b) of the Code.

(n)
“Offering Period” shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. Notwithstanding the foregoing, for the Offering Period commencing on August 31, 2012, only, “Offering Period” shall mean a period commencing on August 31, 2012 and ending on February 15, 2013. The duration of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan.

(o)	“Participant” shall mean an eligible Employee who has enrolled in an Offering Period in accordance with Section 5 of the Plan.

(p)	“Plan” shall mean this Plantronics, Inc. 2002 Employee Stock Purchase Plan, as amended and restated.

(q)
“Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the first day of the Offering Period or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(r)
“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(s)
“Subscription Agreement” shall mean a form(s) of agreement approved by the Administrator from time to time authorizing payroll deductions in connection with a Participant's enrollment in one or more Offering Periods under this Plan.

(t)
“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.	Eligibility.

(a)
Subject to Section 3(b) below, any Employee who shall be employed by the Company for a minimum of seven (7) calendar days prior to the first day of an Offering Period, or such other length of time determined by the Plan administrator on or prior to that Offering Period shall be eligible to participate in the Plan; provided that for purposes of Participants participating in the Code Section 423 Plan Component, it will be applied in a uniform and non-discriminatory basis.

(b)
Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering Period if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(c)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan

(i)
to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary;

(ii)
to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of Common Stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

(iii)	to purchase more than 5,000 shares in any Offering Period.

4.
Offering Periods. The Plan shall be implemented by consecutive Offering Periods with the Offering Period commencing on March 1, 2012, ending on August 31, 2012 and the succeeding Offering Period commencing on August 31, 2012 and ending on February 15, 2013. Subsequent Offering Periods shall commence on or around February 15 and August 15 of each year thereafter and end approximately six (6) months later on August 15 and February 15, respectively. If the commencement or ending date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the last market trading date immediately prior shall be the applicable Offering Period commencement or ending date. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation.

(a)
Enrollment. An eligible Employee may become a Participant by submitting a properly completed Subscription Agreement authorizing payroll deductions to this Plan either through an on-line enrollment process established by the Administrator or submitting a hard copy to the Company's stock administration manager on or prior to the applicable Enrollment Date; provided that for purposes of Participants participating in the Code Section 423 Plan Component, the processing of enrollments, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis.

(b)
Payroll Deductions. Payroll deductions for a Participant shall commence on the first payday following the first day of the Offering Period and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a)
At the time a Participant submits his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period of not less than one percent (1.0%) and not exceeding ten percent (10.0%) (whole percentages only) of the Compensation which he or she receives on each payday during the Offering Period.

(b)	All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

(c)
A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A Participant's Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof or modified by completion and timely submission of a new Subscription Agreement prior to the applicable successive Offering Period Enrollment Date.

(d)
Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant's Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless Participant terminates the Subscription Agreement as provided in Section 10 hereof.

(e)
At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

7.
Grant of Option. On the first day of each Offering Period, each Participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has previously withdrawn pursuant to Section 10 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock a Participant may purchase during an Offering Period. The option shall expire on the last day of the Offering Period.

8.
Exercise of Option. Unless a Participant previously withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. If the Exercise Date of any Offering Period occurs on a weekend, holiday or other day on which any stock exchange or national market system on which the Common Stock is listed is not open, the applicable Offering Period Exercise Date shall be the last market trading date immediately prior to the Exercise Date. Fractional shares may be purchased subject to the limitations set forth in Section 3(b). Any payroll deductions accumulated in a Participant's account which are in excess of the amounts permissible for the purchase of shares authorized under Section 3(b), shall be returned to the Participant no later than the Exercise Date of the relevant Offering Period. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery. As promptly as practicable after each Exercise Date, the Company shall cause to be delivered to each Participant, as appropriate, the shares purchased upon exercise of his or her option.

10.	Withdrawal.

(a)
A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time through an on-line process established by the Administrator or by giving written notice to the Company in a form(s) approved by the Administrator at least two (2) business days prior to the applicable Exercise Date. Notwithstanding the foregoing, for purposes of Participants participating in the Code Section 423 Plan Component, the processing of withdrawals, whether on-line or via hard copy, will be applied in a uniform and non-discriminatory basis. All of the Participant's payroll deductions credited to his or her account shall be paid to such Participant promptly after timely receipt of Participant's notice of withdrawal and such Participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (or submits a withdrawal request that is not timely received for a particular Offering Period), payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan by timely submitting to the Company a new Subscription Agreement.

(b)
A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.
Termination of Employment. Upon a Participant's ceasing to be an Employee for any reason, he or she shall be deemed to have automatically and immediately elected to withdraw from the Plan and the payroll deductions credited to such Participant's account during the Offering Period but not yet used to exercise the option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such Participant's option shall be automatically terminated. The foregoing shall apply whether or not a Participant ceases to be an Employee within the two (2) business days prior to an applicable Exercise Date referred to in Section 10(a) above.

12.
Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Administrator, for Participants in the Non-423 Plan Component (or the Code Section 423 Plan Component if permitted under Section 423 of the Code).

13.	Stock.

(a)
Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Common Stock available for sale under the Plan shall be 2,400,000 shares. If, on a given Exercise Date, the number of shares with respect to which options for all Participants are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable; provided, however, for purposes of Participants participating in the Code Section 423 Plan Component, any pro rata allocation, will be applied in a uniform and non-discriminatory basis.

(b)	The Participant shall have no interest, voting right or rights to dividends in connection with shares covered by his or her option until such option has been exercised.

(c)	Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

14.
Administration. The Plan shall be administered by the Administrator. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, making of payroll deductions to the Plan, handling of payroll deductions, establishment of bank or trust accounts to hold payroll amounts deducted, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering Period to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering Period to Employees resident solely in the U.S. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15.	Designation of Beneficiary.

(a)
A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to exercise of an option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)
Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if to the knowledge of the Company no such executor or administrator has been appointed, the Company, in its discretion, may retain the shares and/or cash until such time as a representative of the Participant's estate is so appointed or provides to the Administrator an order or instructions from a court or administrative body of competent jurisdiction authorizing the release of such shares and/or cash to the representative. The Administrator may, prior to the release of any shares and/or cash, require execution of an indemnification or other form of agreement relieving the Company, Administrator and all Company agents and representatives from liability for invalid release of any shares and/or cash.

16.
Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.
Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions unless otherwise required by Applicable Laws, as determined by the Administrator.

18.
Reports. Individual accounts shall be maintained for each Participant. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)
Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.	Amendment or Termination.

(a)
The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Sections 19 and 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant.

(b)
Without stockholder consent and without regard to whether any Participant's rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)	altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)	shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)	allocating shares.

(d)	Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

21.
Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares.

(a)
Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)
As a condition to the exercise of an option, the Company may require a Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.
Code Section 409A. The Code Section 423 Plan Component is exempt from the application of Code Section 409A. The Non-423 Plan Component is intended to be exempt from Code Section 409A under the short-term deferral exception and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24.
Term of Plan. The Plan shall become effective upon its adoption by the Administrator or its approval by the stockholders of the Company and shall continue in effect until terminated under Section 20 hereof.

25.
Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Company's Board of Directors. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.
Governing Law; Severability. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California, United States and construed accordingly, to the extent not superseded by applicable U.S. federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

APPENDIX E
List of Companies Used in Benchmarks for Compensation Analysis

Appendix E-1
Radford Global Technology Survey
(Annual Revenue of $500 million to $999.9 million)

Radford Global Technology Survey (Annual Revenue of $500 million to $999.9 million)
Company Name	Company Name	Company Name
ADVANTEST AMERICA	INSTRUMENTATION LABORATORY	RED HAT
AKAMAI TECHNOLOGIES	INTEGRATED DEVICE TECHNOLOGY	RF MICRO DEVICES
ALION SCIENCE AND TECHNOLOGY	INTERACTIVE DATA	RTI INTERNATIONAL
ALLSCRIPTS	INTERMEC	SAVVIS COMMUNICATIONS
AMERICAN MEDICAL SYSTEMS	INTERNATIONAL RECTIFIER	SEATTLE CHILDREN'S
ANSYS	INTERSIL	SENSUS USA
ATHEROS COMMUNICATIONS	ITT RESIDENTIAL & COMMERCIAL WATER	SIEMENS ENTERPRISE COMMUNICATIONS
AVID TECHNOLOGY	JACK HENRY AND ASSOCIATES	SIERRA WIRELESS AMERICA
CADENCE DESIGN SYSTEMS	JEPPESEN SANDERSON	SKYWORKS SOLUTIONS
CALLAWAY GOLF	KRONOS	SPACE SYSTEMS/LORAL
CAMBRIDGE SILICON RADIO	L-1 IDENTITY SOLUTIONS	STANLEY ASSOCIATES
CBS INTERACTIVE	LAIRD TECHNOLOGIES	STERLING COMMERCE
CHECK POINT SOFTWARE TECHNOLOGIES	LANDIS+GYR	STREAM
CHECK POINT SOFTWARE TECHNOLOGIES - ISRAEL	LAWSON SOFTWARE	STRYKER ENDOSCOPY
COMPUWARE	LINEAR TECHNOLOGY	SVB FINANCIAL GROUP
COMVERSE - ISRAEL	MACDONALD DETTWILER & ASSOC -ENABLING TECHNOLOGIES	SWIFT
CREE	MACDONALD DETTWILER & ASSOCIATES	SYNAPTICS
CSG SYSTEMS	MENTOR GRAPHICS	TAKE TWO INTERACTIVE SOFTWARE
CYPRESS SEMICONDUCTOR	MICROCHIP TECHNOLOGY	TECH MAHINDRA
DISNEY INTERACTIVE MEDIA GROUP	MITEL NETWORKS	TEKTRONIX
DJO	MONSTER WORLDWIDE	TELCORDIA TECHNOLOGIES
DOLBY LABORATORIES	MULTI-FINELINE ELECTRONIX	TELESAT CANADA
DREAMWORKS ANIMATION	NATIONAL INSTRUMENTS	TERADYNE
EARTHLINK	NAVTEQ	THE GO DADDY GROUP
EMDEON	NEC CORP OF AMERICA	THE JOHNS HOPKINS UNIVERSITY/APPLIED PHYSICS LAB
EMERSON PROCESS MGMT -PROCESS SYSTEMS & SOLUTIONS	NETGEAR	THE PMI GROUP
EPSON ELECTRONICS AMERICA - SJ	NICE SYSTEMS - ISRAEL	THQ
EQUINIX	NOVELL	TIBCO SOFTWARE
F5 NETWORKS	NOVELLUS SYSTEMS	TRIQUINT SEMICONDUCTOR
FEDERAL SIGNAL	OMNIVISION TECHNOLOGIES	TTM TECHNOLOGIES
FEI COMPANY	OPEN TEXT	UNITED ONLINE
FINISAR	ORBITZ WORLDWIDE	UNIVERSITY OF CALIFORNIA
FORSYTHE TECHNOLOGY	PALM	VERIFONE
HAEMONETICS	PLANTRONICS	VIASAT
HEALTHWAYS	POLYCOM	VONAGE
HITACHI COMPUTER PROD-OK	POWERWAVE TECHNOLOGIES	WELCH ALLYN
HITACHI HIGH TECHNOLOGIES AMERICA	QLOGIC	WMS GAMING
HOT TOPIC	QUANTUM	XEROX INTERNATIONAL PARTNERS
ICF INTERNATIONAL	QUEST SOFTWARE	XYRATEX INTERNATIONAL
ILLUMINA	RCN	ZEBRA TECHNOLOGIES
INFORMATICA	REALNETWORKS

Appendix E-2
Mercer's Benchmark Database

Mercer's US Global Premium Executive Remuneration Suite (Trailing 12 Month Annual Revenue $300 million to $1.2 billion
Company Name	Company Name	Company Name
1-800 CONTACTS, Inc.	BlueCross BlueShield Association	Church & Dwight Co., Inc. - Laundry
AAA Northern California, Nevada and Utah	BlueCross BlueShield of North Dakota	Church & Dwight Co., Inc. - Oral Care
AAF International	Bluegreen Corporation	Church & Dwight Co., Inc. - SPD
Accor North America, Inc.	Boardwalk Pipeline Partners, LP	CIBA Vision Corporation
ACH Food Companies	Boeing Employees Credit Union	Cirque du Soleil, Las Vegas
ACUITY	Boise Cascade, LLC - Wood Products	Citizens Energy Group
ADTRAN, Inc.	Boston College	City of Garland
Affinity Health Plan	Bovis Lend Lease - Chicago	Cleco Corporation
Alfa Laval, Inc.	Bovis Lend Lease - Nashville	Cleco Corporation - Cleco Power, LLC
Alliance Data Systems - Epsilon	Brady Corporation - Brady Americas	Clemens Family Corporation
Alliance Data Systems - Loyalty Service	Brady Corporation - Brady Asia Pacific	Colonial Pipeline Company
Alliance Data Systems - Retail	Brady Corporation - Brady Europe	Colorado Springs Utilities
Alliance Pipeline, Inc.	Bridgepoint Education, Inc.	Columbian Chemicals Company - North America Region
ALSAC/St. Jude Children's Research Hospital	Broadview Networks	Comcast Corporation - Comcast Programming
Ameren Corporation - AmerenEnergyResources	Brookhaven National Laboratory	Computer Sciences Corporation, Financial Services Group
American Bureau of Shipping	Brookstone, Inc.	Computershare
American Cancer Society	Bryan Cave LLP	Convergys Corporation - IMG
American Transmission Company	BSH Home Appliances Corporation	Copano Energy
American University	Build-A-Bear Workshop	Corning, Inc. - Environmental Technologies
Americold	California Casualty Management Company	Corning, Inc. - Life Sciences
AmeriPride Services Inc.	California Pizza Kitchen	Corning, Inc. - Optical Fiber
Ameron International Corporation	Callaway Golf Company	Corning, Inc. - Specialty & Ophthalmic Materials
ANH Refractories Company	Cameron International - Compression Systems	Cost Plus, Inc.
Anna's Linens Company	Cameron International - Drilling Systems	Covance, Inc. - Early Development
Apex Systems, Inc.	Cameron International - Engineered Valves Division	Cox Enterprises, Inc. - AutoTrader.com
APL Ltd. - APL Logistics	Cameron International - Surface Systems	Cox Enterprises, Inc. - Cox Broadcasting
APL Ltd. - APL Terminals	Canal Insurance Company	Credit Acceptance Corporation
Arctic Slope Regional Corporation - ASRC Energy Services	Capella Education Company	Cree, Inc.
Arctic Slope Regional Corporation - ASRC Federal Holding Company	CapitalSource	Crocs, Inc.
Arctic Slope Regional Corporation - Petro Star, Inc.	CaridianBCT	Cross Country Automotive Services
Arlington County Government	Carlson - Carlson Wagonlit Travel	Crowe Horwath LLP
Arnold and Porter, LLP	Carlson - Hotels Worldwide	Crowley Maritime Corporation - Crowley Liner Services, Inc., Latin America
Astoria Financial Corporation	Carnegie Mellon University	Crowley Maritime Corporation - Crowley Liner Services, Inc., Puerto Rico & Caribbean
Automatic Data Processing (ADP) - AVS Division	Carpenter Technology Corporation - Advanced Metals Operations	Crowley Maritime Corporation - Petroleum Distribution & Contract Services
AvalonBay Communities, Inc.	Carpenter Technology Corporation - Premium Alloys Operations	Crowley Maritime Corporation - Petroleum Services
Axcess Financial	Carter's, Inc. - Retail Stores	Cubic Corporation - Cubic Applications, Inc.
AZZ Inc.	CCI	Cubic Corporation - Cubic Transportation Systems, Inc.
Ball Corporation - Ball Plastics Division, Americas	CenterPoint Energy - Pipelines	Cummins, Inc. - Emission Solutions
Banco Popular North America	CenterPoint Energy - Pipelines and Field Services	Cummins, Inc. - Filtration
Bare Escentuals	CGGVeritas	Curtiss-Wright Corporation - Curtiss-Wright Controls, Inc.
Basic Energy Services	Charming Shoppes, Inc. - Catherine's	Curtiss-Wright Corporation - Curtiss-Wright Flow Control Corporation
Bechtel Plant Machinery, Inc.	Charming Shoppes, Inc. - Fashion Bug	Curtiss-Wright Corporation - Curtiss-Wright Flow Control Corporation, Oil & Gas Systems
Belo Corp.	Choice Hotels International, Inc.	Dallas Fort Worth International Airport
Blue Cross Blue Shield of Delaware	Church & Dwight Co., Inc. - International	Danfoss US

Day & Zimmermann Group, Inc. - Day & Zimmermann Government Services	Foot Locker, Inc. - Champs/Team Edition	Hormel Foods Corporation - Specialty Foods
Day & Zimmermann Group, Inc. - Day & Zimmermann Munitions and Defense	Forest City Enterprises - Forest City Commercial Group	Hot Topic, Inc.
Day & Zimmermann Group, Inc. - Day & Zimmermann NPS	Forest Oil Corporation	Hunter Douglas Inc.
Day & Zimmermann Group, Inc. - Day & Zimmermann Power Services, Atlantic	Fossil, Inc. - Fossil Stores Group	Hunton & Williams, LLP
Day & Zimmermann Group, Inc. - Day & Zimmermann SOC	Freedom Communications, Inc.	Hyatt Hotels Corporation - Hyatt Hotels & Resorts Reservation Center
Day & Zimmermann Group, Inc. - H. L. Yoh Company	G&K Services, Inc.	Illinois Municipal Retirement Fund
DCP Midstream, LLC - DCP Midstream Partners, LP	GenCorp, Inc.	IMS Health - Americas Region
Deckers Outdoor Corporation	General Nutrition, Inc. - Greenville	IMS Health - Consulting & Services
Deckers Outdoor Corporation - Ugg	Genesco, Inc. - Retail	Integra Telecom, Inc.
Denny's Corporation	Geodis Supply Chain Optimisation	Intelsat Global Service Corporation - Intelsat General
Disney Stores	Georgetown University	InterContinental Hotels Group Americas
Dorsey & Whitney LLP	Gibraltar Industries, Inc.	Invensys Controls
Dots, LLC	Givaudan US	ION Geophysical Corporation
Draka USA	GKN America Corporation - GKN Aerospace North America, Inc.	ITC DeltaCom, Inc.
Dresser-Rand Group Inc. - EMEA	GKN America Corporation - GKN Aerospace, Propulsion Systems & Special Products	Jacobs Engineering Group, Inc. - GBNA
Dresser-Rand Group Inc. - Field Operations	GKN America Corporation - GKN Driveline North America, Inc.	Jacobs Engineering Group, Inc. - Global Construction Services
Dresser-Rand Group Inc. - NAO	Glatfelter - Composite Fibers	Jacobs Engineering Group, Inc. - Jacobs Infrastructure, UK
Eastern Bank	Glatfelter - Specialty Papers	Jacobs Engineering Group, Inc. - NAI East
Elkay Manufacturing Company	Global Industries	Jacobs Engineering Group, Inc. - NAI West
Emdeon Corporation	GMAC, LLC - ResCap	Jacobs Engineering Group, Inc. - UK Ireland
Employers Insurance Group	Graco Inc.	Janus Capital Group
Energen Corporation - Alabama Gas Corporation	Grant Thornton LLP	Jockey International, Inc.
Energen Corporation - Energen Resources Corporation	Great River Energy	Johns Hopkins HealthCare, LLC
EnerVest Management Partners, Ltd.	Greenheck Fan Corporation	Johnson Financial Group
ENSCO International, Inc. - North & South America Business Unit	Grinnell Mutual Reinsurance Company	Jostens, Inc.
Entegra Power Services, LLC	Haldex, Inc.	Jostens, Inc. - Memory Book Division
Equifax, Inc. - TALX	Hallmark Cards, Inc., Retail Group	Jostens, Inc. - Scholastic/Grad Prod/College/Jewelry Division
EXCO Resources, Inc.	Hancock Holding Company	J-W Operating Company
EZCORP, Inc.	Harland Clarke Holdings Corporation - Harland Clarke	KBR, Inc. - BE&K Building Group
Farm Credit Bank of Texas	Harland Clarke Holdings Corporation - Harland Financial Solutions	KBR, Inc. - Downstream
FCCI Insurance Group	Harleysville Insurance	KBR, Inc. - Government & Infrastructure, Design & Construction
Federal Home Loan Bank of Dallas	Harsco Corporation - MultiServ	KBR, Inc. - Government & Infrastructure, Operations Management & Logistics
Federal-Mogul Corporation - Vehicle Safety and Protection Group	Helzberg's Diamond Shops, Inc.	KBR, Inc. - IGP, Power
FEI Company	Hercules Offshore, Inc.	KBR, Inc. - Management & Engineering
Fender Musical Instruments	Hess Corporation, Retail Stores	KBR, Inc. - Services, US Construction Operations
Fenwal, Inc.	High Liner Foods Inc.	KBR, Inc. - Services, US Industrial Services
Ferrero USA	HighMount Exploration & Production LLC	KBR, Inc. - Upstream, Oil & Gas
FINRA	Hilcorp Energy Company	Kemper, A Unitrin Business
First Citizens Bank of South Carolina	Hilti, Inc. (North America)	Kendle International
First Commonwealth Financial Corporation	HNI Corporation - Allsteel	Kentucky Lottery Corporation
First Financial Bank	HNI Corporation - HON Company	Kforce Inc.
First Midwest Bank, Inc.	HNTB Companies	Kohler Company - Engines
FirstEnergy Corporation - Toledo Edison	Hormel Foods Corporation - Affiliated BU's	Kohler Company - Global Faucets
Fiskars Brands, Inc.	Hormel Foods Corporation - Farmer John	Lance, Inc.
Flowserve Corporation - Flow Solutions	Hormel Foods Corporation - Foodservice	Lennox International, Inc. - LII Commercial H&A
Follett Corporation - Follett Library Resources	Hormel Foods Corporation - Grocery Products	Lennox International, Inc. - Refrigeration (WWR)

Lennox International, Inc. - Service Experts	Navarre Corporation	Phillips-Van Heusen Corporation - PVH Sportswear
Leo Burnett Worldwide, Inc., Leo Burnett USA	Navigant Consulting, Inc.	Phoenix Health Plan
Limited Stores LLC	NCH Corporation	Plum Creek Timber Company, Inc. - Real Estate
Lonza North America Inc.	Neighborhood Health Plan	Port Authority of Allegheny County
Lonza North America Inc. - Walkersville	Neopost	Port of Seattle
Louis Vuitton North America Inc.	Nestlé USA, Inc. - Confections & Snacks Division	Potlatch Corporation
Louisiana-Pacific Corporation - OSB	Nestlé USA, Inc. - Nestlé Professionals	Powerwave Technologies, Inc.
LSG Lufthansa Service Holding AG	Newark InOne	Precision Drilling Corporation
Magellan Midstream Holdings, LP - Pipeline/Terminal Division	Nexen Petroleum USA, Inc.	Principal Financial Group - Global Asset Management
Magellan Midstream Holdings, LP - Transportation	Northern Arizona University	PrivateBancorp, Inc.
Main Street America Group	Novartis Animal Health US, Inc.	Protective Life Corporation - Asset Protection Division
Malcolm Pirnie, Inc.	Novartis Consumer Health (OTC), NA	PSC, Industrial Services Division
Markem-Imaje	Novozymes North America Inc.	PSCU Financial Services
MarkWest Energy Partners LP	Oakland County Government	Publicis North America - VivaKi, Digitas North America
MarkWest Energy Partners LP - Southwest Business Unit	Océ Business Services	Publicis North America - VivaKi, Digitas Worldwide
Mars Food US	Old Dominion Electric Cooperative	Publicis North America - VivaKi, Razorfish
Martek Biosciences Corporation	Old National Bancorp	Publicis North America - VivaKi, Starcom MediaVest
Matson Integrated Logistics	O'Melveny & Myers LLP	Questar Corporation - Questar Gas
Mattel, Inc. - American Girl	ONEOK, Inc. - Kansas Gas Services Division	Quicksilver Resources Inc.
Maxum Petroleum - General Petroleum	ONEOK, Inc. - Oklahoma Natural Gas Division	Rack Room Shoes Inc.
Maxum Petroleum - Petroleum Products, Inc.	ONEOK, Inc. - Texas Gas Services Division	Ralcorp Holdings, Inc. - Frozen Bakery Products
MDU Resources Group, Inc. - Construction Services Group	Orrick, Herrington & Sutcliffe, LLP	Ralcorp Holdings, Inc. - Ralston Foods
MDU Resources Group, Inc. - WBI Holdings, Inc.	OSI Industries, LLC - Oakland Facility	Range Resources Corp.
MeadWestvaco Corporation - Calmar	OSI Industries, LLC - West Chicago Facility	Redcats USA - OneStopPlus.com
MeadWestvaco Corporation - Specialty Chemicals	Otter Tail Corporation - Otter Tail Power Company	Regency Centers
Medical College of Wisconsin	Oxford Industries, Inc.	Reynolds Packaging - Food Packaging
Metropolitan Transit Authority	Oxford Industries, Inc. - Tommy Bahama Group	Reynolds Packaging - Presto Products
Miami University	Pall Corporation - Life Sciences	Rich Products Corporation - St. Simon's Island
Michael Baker Corporation	Pamida Stores Operating Co., LLC	Riviana Foods, Inc.
Michelin North America, Inc. - DPLS	Panduit Corporation	RLI Insurance Company
Moet Hennessy USA	Parker Drilling Company	Robert Bosch LLC - Aftermarket Division (AA)
Molex - Integrated Products Division	Parker Hannifin Corporation - Climate and Industrial Controls Group	Robert Bosch LLC - Automotive Electronics (AE)
Molex - Micro Products	Parker Hannifin Corporation - Instrumentation Group	Robert Bosch LLC - Chassis Systems Brakes (AF)
Molex - Transportation Products	Parsons Corporation - Commercial Technology Group	Robert Bosch LLC - Chassis Systems Control (CC)
Moneris Solutions Inc.	Parsons Corporation - Infrastructure & Technology Group	Robert Bosch LLC - Diesel Systems Division (DS)
Morgan, Lewis & Bockius LLP	Parsons Corporation - Transportation Group	Robert Bosch LLC - Gasoline Systems Division (GS)
Morrison & Foerster, LLP	Patterson Companies - Patterson Medical	Robert Bosch LLC - Robert Bosch Tool Corporation
Motorists Insurance Group	Patterson Companies - Webster Veterinary	RSM McGladrey
Mount Carmel Health Plan MediGold	Peet's Coffee & Tea	S&C Electric Company
MSCI Inc.	Pentair, Inc. - Sta-Rite, LLC	Sabre Holdings Corporation - Sabre Airline Solutions
MTS Systems Corporation	Pentair, Inc. - Technical Products (Hoffman)	Sabre Holdings Corporation - Travelocity
MTS Systems Corporation - Test Division	Pharmavite, LLC	Safilo USA
MWI Veterinary Supply, Inc.	PHH Mortgage	Sage North America
National Interstate Insurance Company	Phillips-Van Heusen Corporation - Calvin Klein	Sage North America - Sage Business Solutions
National Renewable Energy Laboratory	Phillips-Van Heusen Corporation - Dress Shirt	SAIF Corporation
Nature's Sunshine Products	Phillips-Van Heusen Corporation - GSC	Sally Beauty Holdings, Inc. - Beauty Systems Group

San Antonio Water System	Superior Essex, Inc. - Superior Essex Communications LP	Unit Corporation - Unit Petroleum Company
SandRidge Energy, Inc.	Superior Natural Gas Corporation	United America Indemnity, Ltd.
Sauer-Danfoss - Propel	Susquehanna Bancshares, Inc.	United Water
Savannah River Remediation LLC	Sykes Enterprises, Incorporated	UnitedHealth Group - Ingenix
Save the Children Federation, Inc.	Symcor	Universal Technical Institute
Savers, Inc.	Symetra Financial - Group Insurance	University of Houston
SBA Network Services, Inc.	Syniverse Holdings, Inc.	Vail Resorts, Inc.
SCF Arizona	Sysco Dallas	Vangent, Inc.
Scholle Corporation	Taubman Centers, Inc.	Vermeer Corporation
Seabury Group	TDS Telecom	VF Corporation - Action Sports Americas
Sears Holdings Corporation - Outlet Stores	TECO Energy, Inc. - Teco Coal Corp.	VF Corporation - Activewear
Security Health Plan	Teknion LLC	VF Corporation - Contemporary Brands
SemGroup Corporation - SemStream	Tekni-Plex, Inc.	VF Corporation - Image Apparel
Seneca Resources Corporation	Temple-Inland, Inc. - Building Products	VF Corporation - Imagewear
Sensata Technologies, Inc.	Tenaris, Inc. USA	VF Corporation - Sportswear
Severn Trent Services	Tennant Company	VF Corporation - The North Face
Severn Trent Services - Operating Services	Texas Industries, Inc.	VF Corporation - Vans
Shearman & Sterling LLP	Texas Mutual Insurance Company	VF Corporation - VF Outlet
Shoe Carnival, Inc.	Textron Inc. - E-Z-Go	Vinson & Elkins, LLP
Shook, Hardy & Bacon, LLP	Textron Inc. - Fluid & Power	VIVA Health
Shure Incorporated	Textron Inc. - Textron Financial Corporation	Vonage Holdings Corporation
Sinclair Broadcast Group, Inc.	TGS-NOPEC Geophysical Company	Waddell & Reed
Solutia Inc. - Saflex	The Boeing Company - Boeing Capital Corporation	Warnaco, Inc. - Calvin Klein Jeans
Solutia Inc. - Technical Specialties	The Bureau of National Affairs, Inc.	Warnaco, Inc. - Calvin Klein Underwear
SourceGas LLC	The Doe Run Company	Warnaco, Inc. - Intimate Apparel Group
Southern California Regional Rail Authority	The Donna Karan Company LLC	Washington Metropolitan Area Transit Authority
Southern Union Company - Missouri Gas Energy	The E. W. Scripps Company	WEA Insurance Corp.
Southern Union Company - Panhandle Energy	The Frost National Bank	Webster Financial Corporation
Southern Union Company - Southern Union Gas Services	The Golden 1 Credit Union	Wegmans Food Markets, Inc. - Prepared Foods
Spectrum Brands, Inc. - United Industries	The Sherwin-Williams Company - Global Group, Chemical Coatings Division	Wells' Dairy, Inc.
Spencer Gifts, LLC	The Sherwin-Williams Company - Latin American Coatings	Weston Solutions, Inc.
Standard Motor Products, Inc.	The Sherwin-Williams Company - Paint Stores Group, Eastern Division	Whitney National Bank
Stantec Inc.	The South Financial Group	William Marsh Rice University
Starwood Vacation Ownership	The Sundt Companies, Inc.	Wilmer Cutler Pickering Hale and Dorr LP
Stream Global Services	The W.C. Bradley Co.	Wilmington Trust
Stryker Corporation - Endoscopy	The W.C. Bradley Co. - Char-Broil	Wolters Kluwer NA - Corporate Legal Services
Stryker Corporation - Instruments	The Yankee Candle Company, Inc.	Wolters Kluwer NA - WK CFS & SS
Subaru of America, Inc. - CHI	Toray Plastics (America), Inc.	Wyndham Worldwide - Wyndham Hotel Group
Subaru of America, Inc. - DCA	Toyota Industrial Equipment Manufacturing, Inc.	Yamaha Corporation of America
Subaru of America, Inc. - DEN	Travelocity	Zebra Technologies Corporation
Subaru of America, Inc. - MSP	Travis County	Zenith National Insurance Corporation
Subaru of America, Inc. - Parts & Service	Trustmark Companies	Zeon Chemicals North America
Subaru of America, Inc. - PDX	Tween Brands, Inc.
Subaru of America, Inc. - PHL	Union Tank Car Company
Sunsweet Growers, Inc.	Unit Corporation

Appendix E-3
Mercer’s Global Disclosure Database

Technology, Hardware & Equipment, Application Software, and Systems Software Industries (Annual Revenues of $300 million to $1.2 billion
Company Name	Company Name	Company Name
AASTRA TECHNOLOGIES LTD	HUTCHINSON TECHNOLOGY INC	POLYCOM INC
AGILYSYS INC	INTERMEC INC	POWERWAVE TECHNOLOGIES INC
ARIBA INC	JDA SOFTWARE GROUP INC	PROGRESS SOFTWARE CORP
ARRIS GROUP INC	KUDELSKI SA	QUANTUM CORP
ASPEN TECHNOLOGY INC	LAIRD PLC	RED HAT INC
AUTONOMY CORP PLC	LITTELFUSE INC	ROVI CORP
BLACKBOARD INC	MACDONALD DETTWILER & ASSOC	SIERRA WIRELESS INC
CADENCE DESIGN SYSTEMS INC	MENTOR GRAPHICS CORP	SMART MODULAR TECHNOLOGIES
CIENA CORP	METHODE ELECTRONICS INC	SOFTCHOICE CORP
COHERENT INC	MICRO FOCUS INTL PLC	STEC INC
CONSTELLATION SOFTWARE INC	MICROSTRATEGY INC	SUPER MICRO COMPUTER INC
CTS CORP	MRV COMMUNICATIONS INC	SYBASE INC
DOLBY LABORATORIES INC	MTS SYSTEMS CORP	TIBCO SOFTWARE INC
ELECTROCOMPONENTS PLC	MULTI-FINELINE ELECTRON INC	TKH GROUP NV
ELECTRONICS FOR IMAGING INC	NATIONAL INSTRUMENTS CORP	TRIMBLE NAVIGATION LTD
EMULEX CORP	NETGEAR INC	TTM TECHNOLOGIES INC
EPICOR SOFTWARE CORP	NEWPORT CORP	VIASAT INC
F5 NETWORKS INC	NOVELL INC	VIASYSTEMS GROUP INC
FABRINET	NUANCE COMMUNICATIONS INC	WEBSENSE INC
FLIR SYSTEMS INC	ORC SOFTWARE AB	ZEBRA TECHNOLOGIES CP -CL A
GERBER SCIENTIFIC INC	OSI SYSTEMS INC

Technology, Hardware and Equipment Industries (Annual Revenue of $300 million to $1.2 billion)
Company Name	Company Name	Company Name
ASPEN TECHNOLOGY INC	MACDONALD DETTWILER & ASSOC	ARIBA INC
AUTONOMY CORP PLC	MENTOR GRAPHICS CORP	NOVELL INC
BLACKBOARD INC	MICRO FOCUS INTL PLC	PROGRESS SOFTWARE CORP
CADENCE DESIGN SYSTEMS INC	MICROSTRATEGY INC	RED HAT INC
CONSTELLATION SOFTWARE INC	NUANCE COMMUNICATIONS INC	ROVI CORP
EPICOR SOFTWARE CORP	ORC SOFTWARE AB	SYBASE INC
JDA SOFTWARE GROUP INC	TIBCO SOFTWARE INC	WEBSENSE INC